UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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STORE Capital Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 19, 2018

Dear Fellow Stockholder:

You are invited to attend the 2018 Annual Meeting of Stockholders of STORE Capital Corporation. The meeting will be held on Thursday, May 31, 2018, at 8:00 a.m., Arizona time. The Annual Meeting will be a completely “virtual meeting” of stockholders. You will be able to attend the Annual Meeting as well as vote and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/STOR2018 and entering the 16-digit control number included in your notice of Internet availability of the proxy materials, on your proxy card or in the instructions that accompanied your proxy materials.

The attached proxy statement, with the accompanying notice of the meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to take part in the business of our company by voting on the matters described in the accompanying proxy statement. We hope that you will be able to attend the meeting during which our directors and senior leadership team will be available to answer questions.

Your vote is important. Whether you plan to attend the meeting or not, please return a completed proxy card as promptly as possible or authorize your proxy on the Internet or by calling the toll-free telephone number included in the proxy materials provided to you. The attached proxy statement contains instructions regarding all three methods of authorizing your proxy. If you attend the meeting virtually through the Internet, you may continue to have your shares of common stock voted as instructed in a previously delivered proxy or you may electronically revoke your proxy and vote your shares of common stock online during the meeting. We look forward to your participation.

Sincerely,

Christopher H. Volk

President and Chief Executive Officer

This proxy statement is dated April 19, 2018, and is first being made available to stockholders on or about

April 19, 2018.

8377 East Hartford Drive, Suite 100

Scottsdale, Arizona 85255

(480) 256-1100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 31, 2018

Date and Time:	Thursday, May 31, 2018, at 8:00 a.m., Arizona time.

Place:	The Annual Meeting will be a completely virtual meeting of stockholders, which means that you will be able to attend the Annual Meeting, vote and submit your questions during the live webcast of the Annual Meeting by visiting www.virtualshareholdermeeting.com/STOR2018 and entering the 16-digit control number included in your notice of Internet availability of the proxy materials, on your proxy card or in the instructions that accompanied your proxy materials.

Items of Business:

At the Annual Meeting, holders of our common stock will be asked to consider and vote upon the following proposals, all of which are discussed in greater detail in the accompanying proxy statement:

1. To elect the nine director nominees named in the accompanying proxy statement to the Company’s Board of Directors to serve until the 2019 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

2. To amend and restate our charter to remove certain provisions that applied to us only when we were a “controlled company” under our former majority stockholder and that are no longer operative;

3. To approve, on an advisory basis, the compensation of the Company’s named executive officers;

4. To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018; and

5. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Record Date:	Only stockholders of record at the close of business on April 2, 2018, the record date for the Annual Meeting (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

Delivery of Proxy Materials:	Beginning on April 19, 2018, we began mailing a Notice of Internet Availability of Proxy Materials to our stockholders (the “Notice”) rather than a full paper set of the proxy materials. The Notice contains instructions on how to access our proxy materials over the Internet, as well as instructions on how stockholders may obtain a paper copy of our proxy materials. You may also request a paper copy of our proposed Articles of Amendment and Restatement attached as Annex A to the accompanying proxy statement by calling our Secretary at (480) 256-1100.

Internet Availability of Proxy Materials:	Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 31, 2018. The Notice of Annual Meeting, Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2017 (which constitutes our annual report to stockholders) are available at
http://ir.storecapital.com.

Voting:	To make it easier for you to vote, Internet and telephone voting are available. The instructions on the Notice or, if you received a paper copy of the proxy materials, the proxy card describe how to use these convenient services.

BY ORDER OF THE BOARD OF DIRECTORS

Phoenix, Arizona April 19, 2018	/s/ MICHAEL T. BENNETT Michael T. Bennett Executive Vice President—General Counsel, Chief Compliance Officer and Secretary

i

PROXY SUMMARY

The Board of Directors (the “Board”) of STORE Capital Corporation is soliciting proxies for the annual meeting of stockholders (the “Annual Meeting”), and at any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and the accompanying notice. This Proxy Statement and the accompanying form of proxy card, and our Annual Report on Form 10-K for the year ended December 31, 2017, which constitutes our annual report to stockholders (the “Annual Report”), were first made available to stockholders on or about April 19, 2018. Throughout this Proxy Statement, we refer to STORE Capital Corporation as “we”, “us”, “our”, “STORE” or the “Company.”

The summary below highlights information contained elsewhere in the Proxy Statement. The summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting. For more complete information regarding the Company’s 2017 performance, please review the Company’s Annual Report.

Summary of Matters to be Voted Upon Stockholders are being asked to vote on the following matters at the Annual Meeting:

Item 1: Election of Directors.

The Board and the Nominating and Corporate Governance Committee believe that the nine director nominees possess the necessary qualifications, attributes, skills and experiences to provide quality advice and counsel to the Company’s management and effectively oversee the business and long-term interests of our stockholders.

	Our Board’s Recommendation: “FOR” each director nominee	Page Reference for Further Information: 5
Item 2: Approval of an amended and restated charter. The Board is proposing to amend and restate our charter to remove certain provisions that applied to us only when we were a “controlled company” under our former majority stockholder and that are no longer operative. No other material changes will be made to our charter. A draft of the proposed amended and restated charter, showing the stricken text (indicated textually as ~~stricken text~~) and added text (indicated textually as bold and double-underlined text), is attached to this Proxy Statement as Annex A.	“FOR”	24
Item 3: Advisory vote to approve the compensation of our named executive officers. The Company seeks a non-binding advisory vote to approve the compensation of its named executive officers as described in the Compensation Discussion and Analysis section and the Compensation Tables section. The Board values the opinions of our stockholders and the Compensation Committee will take into account the outcome of this advisory vote when considering future named executive officer compensation decisions.	“FOR”	25
Item 4: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. The Audit Committee and the Board believe that the retention of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2018 is in the best interests of the Company and its stockholders and we are asking our stockholders to ratify the Audit Committee’s selection of Ernst & Young LLP to serve in that capacity.	“FOR”	55

2017 Corporate Governance Highlights

We believe that effective corporate governance is critical to our ability to create long term value for our stockholders. The following highlights certain key aspects of our corporate governance framework:

Ö We Have An Independent Board. Seven of our nine director nominees are independent.	Ö Our Independent Directors Meet Without Management. Our independent directors hold regular executive sessions without management present.

Ö We Value Board Refreshment. Five of our nine director nominees have joined the Board since the beginning of 2016.	Ö We Value Transparency. We are a leader in providing detailed disclosures about our business to our stockholders.

Ö We Do Not Have a Staggered Board. We hold annual elections for our directors.	Ö We Value Stockholder Input. We conduct regular and active stockholder engagement.

Ö   We Measure Board Performance. We conduct regular evaluations of our Board and Committees.

Ö   We Have an Independent Board Chairman. We separate the roles of Chairman and Chief Executive Officer and have an independent, non-executive Chairman of the Board.

Ö   We Have Opted Out of MUTA. We have opted out of the control share acquisition statute and the business combination provisions in the Maryland General Corporation Law (called the “Maryland Unsolicited Takeover Law” or “MUTA”) and we may not opt back in to these provisions without stockholder approval.

Ö   Our Key Board Committees Are Fully Independent. We have fully independent Audit, Compensation and Nominating and Corporate Governance Committees.

Ö   We have a diverse Board and management team. Two of our directors, two of our five named executive officers, and seven of our ten top officers are women.

Ö   We Do Not Have a “Poison Pill.” We do not maintain a stockholder rights plan, nor will we adopt one in the future without (a) the approval of our stockholders or (b) seeking ratification from our stockholders within 12 months of adoption of the plan if the Board determines, in the exercise of its duties under applicable law, that it is in the Company’s best interest to adopt a rights plan without the delay of seeking prior stockholder approval.

Ö   Our Annual Meetings are Virtual Meetings. We conduct our annual meeting as a “virtual meeting,” allowing our stockholders to join remotely from anywhere with an internet connection or access to a telephone. Our virtual meeting platform empowers stockholders to submit questions to our Board and management team, who are then able to thoughtfully review and respond to those questions in an organized manner. Importantly, as we discuss elsewhere in this Proxy Statement, we are committed to actively engaging with our stockholders throughout the year and recognize that our annual meetings, while important, represent only one aspect of our ongoing dialogue with stockholders.

      In addition, we believe that the costs savings and efficiency associated with virtual meetings are added benefits to us and our stockholders: we avoid the time, effort, and expenses of organizing physical meetings which historically have been attended by only a few stockholders; our stockholders who wish to attend the annual meeting do not need to incur travel and other costs to do so; and we reduce the environmental impact our annual meetings have, by cutting transport and related carbon emissions, paper materials, and other negative impacts necessarily a part of a physical meeting. Our virtual meeting platform also allows us to better track attendance and more easily verify the identity of our stockholders. We believe these factors allow us to conduct our annual meetings in a manner that is less disruptive, more efficient, and more meaningful to us and our stockholders.

2017 Business Highlights

The following provides summary highlights regarding our 2017 performance:

•   We completed record new acquisition volume. We completed record investment of over $1.4 billion in 316 property locations at a weighted average initial real estate capitalization rate of 7.8% on the properties we acquired.

•   We continued to diversify and strengthen our portfolio. At December 31, 2017, our total investment in real estate and loans approximated $6.3 billion, representing 1,921 property locations operated by nearly 400 customers across 48 states. These investments generated cash flows from contracts predominantly structured as triple-net leases, mortgage loans and combinations of leases and mortgage loans. As of December 31, 2017, (i) our portfolio’s annualized base rent and interest (based on rates in effect on December 31, 2017 for all lease and loan contracts) totaled $501.0 million, (ii) the weighted average non-cancelable remaining term of our leases was approximately 14 years, and (iii) no customer represented more than 3.4% of our annualized base rent and interest.

•   We continued our success in the capital markets. During 2017, we (i) sold $135.0 million of A+ rated net-lease mortgage notes with a coupon rate of 4.32% under the STORE Master Funding debt program in March 2017, (ii) closed a $100 million two-year unsecured bank term loan with an effective interest rate of 2.57% and three one-year extension options in March 2017, and (iii) raised aggregate net equity proceeds of $742.6 million through a follow-on stock offering completed in March 2017, a private placement to Berkshire Hathaway in June 2017, and sales of shares under our at-the-market (or ATM) equity program.

•   We increased our dividend. We declared dividends totaling $1.20 per share of common stock to our stockholders and, in the third quarter of 2017, we raised our quarterly dividend 6.9% from our previous quarterly dividend amount.

Director Nominees

The following provides summary information regarding our director nominees:

Name	Age	Director Since	Primary Occupation	Committee Memberships(1)					Other Public Company Boards
				A	C	NCG	I	E
Joseph M. Donovan+	63	2014	Senior investment banking executive (retired)	Ö*			Ö		1

Mary Fedewa	52	2016	Chief Operating Officer and Director, STORE Capital Corporation						0

Morton H. Fleischer+	81	2011	Chairman of the Board, STORE Capital Corporation		Ö	Ö*	Ö*	Ö*	0

William F. Hipp+	63	2014	Senior banking executive (retired)	Ö			Ö		0

Catherine D. Rice+	58	2017	Senior investment banking executive (retired)	Ö					1

Einar A. Seadler+	61	2016	President, EAS Advisors LLC			Ö			0

Mark N. Sklar+	70	2016	Senior real estate executive (retired)		Ö		Ö		0

Quentin P. Smith, Jr. +	66	2014	President, Cadre Business Advisors LLC		Ö*	Ö		Ö	0

Christopher H. Volk	61	2011	President, Chief Executive Officer and Director, STORE Capital Corporation					Ö	0

+	Independent director
*	Chair
(1)	A=Audit Committee; C=Compensation Committee; NCG=Nominating and Corporate Governance Committee; I=Investment Committee; and E=Executive Committee

Questions and Answers

Please see the Questions and Answers About the Proxy Materials and Voting Information section for important information about the proxy materials, voting, the Annual Meeting, Company documents, communications and the deadlines to submit stockholder proposals and director nominees for the 2019 Annual Meeting of Stockholders. Additional questions may be directed to Michael T. Bennett, Executive Vice President—General Counsel, Chief Compliance Officer and Secretary of the Company, at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255.

Learn More About Our Company

You can learn more about the Company, view our governance materials and much more by visiting our website, www.storecapital.com.

Please also visit our 2018 Annual Meeting website, www.virtualshareholdermeeting.com/STOR2018, to easily access the Company’s interactive proxy materials, vote through the Internet, submit questions in advance of the 2018 Annual Meeting of Stockholders, and listen to a live webcast of the meeting.

GOVERNANCE

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

•	What am I voting on?

Stockholders are being asked to elect nine director nominees for a one-year term.

•	Voting recommendation:

“FOR” the election of each director nominee. The Board and the Nominating and Corporate Governance Committee believe that the nine director nominees each possess the necessary qualifications, attributes, skills and experiences to provide quality advice and counsel to the Company’s management and effectively oversee the business and the long-term interests of our stockholders.

•	Vote Required:

The affirmative vote of a plurality of all the votes cast at the Annual Meeting is required for the election of directors. This means that the nine director nominees receiving the greatest number of votes will be elected. Stockholders of the Company are not permitted to cumulate their votes for the election of directors. Broker non-votes or withhold votes will have no effect on the results of the election of directors. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for the election of each of the director nominees identified below.

Role of the Board

The stockholders of the Company elect the Board to oversee their interests in the long-term health and overall success of the Company’s business. The Board serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with the stockholders. The Board plays a critical role in the strategic planning process and regularly discusses strategy throughout the year. The Board selects and oversees the members of our senior management team, who are charged by the Board with conducting the day-to-day business of the Company.

Board Composition and Refreshment

Our Board and its Nominating and Corporate Governance Committee seek nominees to serve on the Board who have a variety of skills, professional experience and backgrounds, and effectively represent the long-term interests of our stockholders. The Board and its Nominating and Corporate Governance Committee also understand the importance of Board refreshment, and strive to maintain an appropriate balance of tenure, turnover, diversity and skills on the Board. The Board believes that new perspectives and ideas are critical to a forward-looking and strategic Board as is the ability to benefit from the valuable experience and familiarity that longer-serving directors bring. Of our nine director nominees, five have joined the Board since the beginning of 2016.

Board Evaluation Process

The Board believes that a robust and constructive evaluation process is an essential component of good corporate governance and Board effectiveness. The Board, acting through the Nominating and Corporate Governance Committee, conducts a self-evaluation at least annually to determine whether it and its committees are functioning effectively, including as to whether the combination and mixture of skills, experience and judgment that directors bring to the Board provide the Board with the necessary tools to perform its oversight function effectively. Each committee of the Board also conducts a self-evaluation at least annually and reports the results to the Board, acting through the Nominating and Corporate Governance Committee.

Once the evaluation process is complete, the results are discussed by the full Board and each committee, as applicable, and changes in practices or procedures are considered and implemented as appropriate. The Nominating and Corporate Governance Committee may periodically review the format of the evaluation process to ensure that the matters being evaluated remain relevant and that useful feedback on the operation of the Board and its committees is received.

Director Nominee Selection Process and Considerations

Management-Recommended Director Candidates. The Nominating and Corporate Governance Committee is responsible for recommending to the Board a slate of nominees for election at each Annual Meeting. Nominees may be suggested by directors, members of management, or stockholders (as discussed below). In evaluating candidates to serve on the Board, the Nominating and Corporate Governance Committee’s objective is to select individuals with skills and experience that can assist the Company and the Board in achieving their objectives. The Committee considers:

•	individual qualifications, including relevant career experience, strength of character, maturity of judgment, experience in, and familiarity with, the Company’s business and industry; and

•	all other factors it considers appropriate, which may include:

◇	age;

◇	diversity of background;

◇	existing commitments to other businesses;

◇	potential conflicts of interest;

◇	legal considerations;

◇	corporate governance background (including experience as a board member or officer of another publicly held company);

◇	financial and accounting background;

◇	executive compensation background; and

◇	the size, composition and combined expertise of the existing Board.

Though neither the Board nor the Nominating and Corporate Governance Committee has a formal policy concerning diversity, the Board values diversity on the Board, believes diversity should be considered in the director identification and nominating process, and seeks director nominees that have a diverse range of views, backgrounds and leadership, as well as business experience. The Committee also considers the extent to which the candidate would fill a present need on the Board. In selecting director nominees, the Board seeks to monitor the mix of specific experiences, qualifications and skills of its members in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure.

Once a prospective nominee has been identified, the Nominating and Corporate Governance Committee will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination will be based on the information provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.

Stockholder-Recommended Director Candidates. A stockholder who desires to recommend a prospective nominee for the Board should notify Michael T. Bennett, Executive Vice President—General Counsel, Chief Compliance Officer and Secretary of the Company, at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255. As set forth in the Company’s Corporate Governance Guidelines, the deadline for submission of stockholder recommendations is 120 calendar days prior to the first anniversary of the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. Recommendations by stockholders that are made in accordance with these procedures will receive the same consideration by the Nominating and Corporate Governance Committee as other suggested nominees.

Stockholder-Nominated Director Candidates. Pursuant to the Company’s bylaws, stockholders are permitted to nominate directors in accordance with the Company’s advance notice provision contained in Article II, Section 11 of the bylaws. Article II, Section 11(a) provides that nominations of individuals for election to the Board may be made at an annual meeting of stockholders by any stockholder of the Company who was a stockholder of record both at the time of giving of notice by the stockholder as provided for in Section 11(a) and at the time of the annual meeting and who is entitled to vote at the meeting in the election of each individual so nominated. For any nomination to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of the Company and satisfied the other requirements set forth in Article II, Section 11 of the Company’s bylaws. To be timely, a stockholder’s notice must be delivered to the principal executive offices of the Company (8377 East Hartford Drive, Suite 100, Scottsdale, AZ 85255) not less than 120 days nor more than 150 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting of stockholders; provided, however, if an annual meeting of stockholders is called for a date that is not within 30 days before or after the anniversary date of the preceding year’s annual meeting, then, in order to be timely, a stockholder’s notice must be received by the Company no earlier than the 150th day prior to the date of such annual meeting and no later than the later of (a) the 120th day prior to the date of such annual meeting, as originally convened, or (b) the tenth day following the day on which public announcement of the date of such meeting is first made. The stockholder notice must comply with the information requirements set forth in the Company’s bylaws.

Annual Elections of Directors; Resignation Policy

Directors are elected each year, at the Annual Meeting, to hold office until the next annual meeting and until their successors are elected and qualified. Because term limits may cause the loss of experience and expertise important to the optimal operation of the Board, we currently do not impose limits on the number of terms a director may serve. The Nominating and Corporate Governance Committee, however, does evaluate the qualifications and performance of each incumbent director before recommending the nomination of that director for an additional term.

In addition, pursuant to our Corporate Governance Guidelines, a director who experiences a significant change in his or her principal current employer or principal employment, including any director who is currently an officer or employee of the Company, or other similarly significant change in professional occupation or association, is asked to consider whether his or her resignation is appropriate. The Board will then determine the action, if any, to be taken with respect to any offer to resign.

Our Corporate Governance Guidelines provide that, in an election of directors where the number of nominees does not exceed the number of directors to be elected, each director must receive the majority of the votes cast with respect to that director (without regard to withhold votes or broker non-votes). If a director does not receive a majority vote, the director will promptly, and in any event within ten (10) days from the date of the certification of the election results, tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the resignation taking into account the recommendation of the Nominating and Corporate Governance Committee. The Board must take action on the resignation within 90 days of the certification of the election results and will publicly disclose its decision and its rationale promptly thereafter. The director who tenders his or her resignation will not participate in the decisions of the Nominating and Corporate Governance Committee or the Board that concern the resignation.

2018 Director Nominees

The number of directors that serve on the Board is currently set at nine and may be fixed from time to time by the Board in the manner provided in the Company’s charter and bylaws. Upon the unanimous recommendation of our Nominating and Corporate Governance Committee, the Board has unanimously nominated the following candidates for election as directors at the Annual Meeting:

• Joseph M. Donovan	• Einar A. Seadler

• Mary Fedewa	• Mark N. Sklar

• Morton H. Fleischer	• Quentin P. Smith, Jr.

• William F. Hipp	• Christopher H. Volk

• Catherine D. Rice

If any of the foregoing nominees should be unable or unwilling to stand for election at the time of the Annual Meeting, proxies will be voted for a replacement nominee designated by the Board or, in the event no such designation is made, proxies will be voted for a lesser number of nominees. At this time, the Board knows of no reason why the nominees listed above may not be able to serve as a director if elected.

Each of the nine director nominees currently serves as a director of the Company and, other than Ms. Rice, was elected at the 2017 Annual Meeting of Stockholders. If elected, each director will hold office until the 2019 Annual Meeting of Stockholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

The Board and the Nominating and Corporate Governance Committee believe that the combination of the various qualifications, attributes, skills and experiences of the director nominees would contribute to an effective and well-functioning Board and that, individually and as a whole, the director nominees possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to the Company’s management.

Set forth below is biographical information for each director nominee named above. The following information also describes the specific experience, qualifications, attributes and skills that qualify each person to serve on the Company’s Board.

Joseph M. Donovan

Mr. Donovan has served as a director since 2014. Mr. Donovan is currently the non-executive Chairman of the Board and Chairman of the Audit Committee of Fly Leasing Limited, a Dublin, Ireland based commercial aircraft leasing company (NYSE:FLY), which he joined in 2007 prior to its initial public offering. Mr. Donovan also served, from 2009 to 2015, as a director of Institutional Financial Markets Inc. (AMEX:IFMI), a New York City based broker dealer and asset management company. Mr. Donovan has been involved in investment banking since 1983 and has worked at CS First Boston/The First Boston Corporation, Smith Barney Inc., Prudential Securities and Credit Suisse Securities (USA) LLC. Mr. Donovan was formerly a licensed certified public accountant. Mr. Donovan holds a B.B.A. degree in Accountancy from the University of Notre Dame and an M.B.A. with a concentration in Finance from the Wharton School, University of Pennsylvania.

Specific Qualifications, Attributes, Skills and Experience:

•    Service as a member of public company boards of directors

•    Extensive investment banking and capital markets experience

•    Expertise in accounting and finance

Director Since:	2011
Age:	63
Committees:	Audit Investment
Other Public Company Boards:	Fly Leasing Limited (NYSE:FLY)
Independent:	Yes

Mary Fedewa

Ms. Fedewa was one of the Company’s founders in May 2011 and has served as the Company’s Chief Operating Officer since October 2017. She was appointed to serve as a director in August 2016. From the Company’s organization until October 2017 she served as the Company’s Executive Vice President—Acquisitions, Assistant Secretary and Assistant Treasurer. Ms. Fedewa has over 20 years of experience in a broad range of financial services. Prior to co-founding the Company, Ms. Fedewa spent several years investing as principal in single-tenant commercial real estate for private real estate companies. From 2004 to 2007, Ms. Fedewa was a Managing Director of Acquisitions at Spirit Finance Corporation (now Spirit Realty Capital, Inc. (NYSE: SRC)) (‘‘Spirit’’), a real estate investment trust (‘‘REIT’’), originating net-lease transactions in a variety of industries across the United States. Prior to Spirit, Ms. Fedewa held numerous positions within GE Capital, concluding as a Senior Vice President of GE Franchise Finance, which was the successor company to Franchise Finance Corporation of America (‘‘FFCA’’), a Scottsdale, Arizona-based REIT acquired by GE Capital in 2001. Throughout her GE Capital tenure, Ms. Fedewa held leadership positions within Mortgage Insurance, Private Label Financing and Commercial Finance. While at GE, Ms. Fedewa was awarded a Six Sigma Black Belt and also served as a GE Quality Leader. Ms. Fedewa attended North Carolina State University, where she graduated summa cum laude with a B.A. degree in Business Management with a concentration in Finance. Ms. Fedewa was recommended for appointment to the Board by our Chief Executive Officer.

Specific Qualifications, Attributes, Skills and Experience:

•    Familiarity with the Company’s history and operations

•    Extensive experience acquiring net-lease real estate

•    Management service at three public companies

Director Since:	2016
Age:	52
Committees:	None
Other Public Company Boards:	None
Independent:	No

Morton H. Fleischer

Mr. Fleischer has served as the non-executive Chairman of the Board since STORE’s organization in May 2011. Prior to his role as our Chairman, Mr. Fleischer co-founded Spirit and served as Chairman from its inception in 2003 to February 2010, including the three years that Spirit was publicly traded on the NYSE, 2004 to 2007. Prior to Spirit, Mr. Fleischer founded numerous real estate limited partnerships in the 1980s that were predecessors to FFCA, a REIT that he formed and took public on the NYSE in 1994. Mr. Fleischer served as FFCA’s Chairman of the board of directors and Chief Executive Officer until FFCA was acquired by GE Capital in 2001. FFCA was the nation’s largest publicly traded net-lease REIT and owned or financed over 5,000 single-tenant properties at the time of its sale to GE Capital in 2001. As a result of over 35 years of experience in the real estate and net-lease industries and the invaluable guidance, support and wisdom Mr. Fleischer provided to us in the early stages of our formation, our executive team considers him an honorary founder of STORE Capital.

Specific Qualifications, Attributes, Skills and Experience:

•    Familiarity with the Company’s history and operations

•    Extensive real estate and capital markets experience

•    Service as a chief executive officer of two public companies

Director Since:	2011
Age:	81
Committees:	Compensation Nominating and Corporate Governance Executive Investment
Other Public Company Boards:	None
Independent:	Yes

William F. Hipp

Mr. Hipp has served as a director since 2016. Mr. Hipp spent over 35 years in commercial banking, where he developed extensive experience with real estate investment trusts (REITs), real estate capital markets and corporate finance. From 2004 until his retirement in 2015, Mr. Hipp was employed by KeyBank in various senior level roles, most recently as head of the Institutional Capital Group (ICG) for KeyBank’s real estate business, which he founded upon joining the bank and ran until his retirement. ICG’s mission is to identify real estate related borrowers, particularly public and private REITs and real estate opportunity funds with effective debt ratings ranging from high yield to mid investment grade, that have a significant need for bank debt and M&A advisory services, and for access to the syndicated loan market, the public equity markets, and the commercial mortgage backed securities and agency debt markets (Fannie Mae/Freddie Mac). Through the ICG platform, KeyBank provided debt and equity capital and advisory services to real estate related borrowers; and Mr. Hipp, in his capacity as head of ICG, was responsible for formulating and implementing strategy and for client selection and initial credit and risk decisions. Prior to his employment with KeyBank, Mr. Hipp spent 20 years with BankBoston, as head of its real estate group, and FleetBoston (following the merger of BankBoston and Fleet Financial Group) as co-head of real estate. Mr. Hipp holds a B.A. degree in Economics from Emory University and an M.B.A. with a concentration in Finance and Accounting from Tulane University.

Specific Qualifications, Attributes, Skills and Experience:

•    Experience identifying, underwriting and evaluating real estate investments

•    Familiarity with the Company’s history and operations

•    Expertise in accounting and finance

Director Since:	2016
Age:	63
Committees:	Audit Investment
Other Public Company Boards:	None
Independent:	Yes

Catherine D. Rice

Ms. Rice has served as a director since October 2017. Ms. Rice has over 30 years of experience in the real estate capital and investment markets and in the management and operation of public and private real estate companies. She currently serves as a the lead independent director of Colony Northstar Credit Real Estate (NYSE: CLNC), one of the largest commercial real estate credit REITs. From 2013 to 2016, Ms. Rice was Chief Financial Officer and then Senior Managing Director of W.P. Carey (NYSE: WPC), one of the largest global net lease REITs, where she completed a comprehensive reorganization of the finance, accounting and IT functions and the build-out of the investor relations and capital markets areas. She was responsible for financial strategy, all public capital-raising initiatives, and a company-wide strategic evaluation. She was a member of the operating and investment committees. From 2010 to 2013, Ms. Rice was a partner at Parmenter Realty Partners, a private real estate investment firm focused on distressed and value-add properties in the Southern regions of the U.S. Her responsibilities included both capital raising and investing for the firm’s fourth fund. From 2002 to 2009, Ms. Rice was the Chief Financial Officer of iStar Financial (NYSE: STAR), a publicly traded finance company focused on the commercial real estate industry, where she was responsible for financial strategy and capital-raising initiatives, financial reporting and investor relations. Ms. Rice spent the first 16 years of her career as a professional in the real estate investment banking groups of Merrill Lynch, Lehman Brothers and Banc of America Securities. During her career as an investment banker, she was involved in numerous capital-raising and strategic advisory transactions, including REIT IPOs, public and private debt and equity offerings, mergers and acquisitions, leveraged buyouts, and asset and corporate acquisitions and dispositions. Ms. Rice received a B.A. degree from the University of Colorado and an M.B.A. from Columbia University.

Specific Qualifications, Attributes, Skills and Experience:

•    Extensive real estate and capital markets experience

•    Service as a chief financial officer of a public company

•    Experience investing in and managing commercial real estate projects

Director Since:	2017
Age:	58
Committees:	Audit
Other Public Company Boards:	Colony Northstar Credit Real Estate (NYSE: CLNC)
Independent:	Yes

Einar A. Seadler

Mr. Seadler has served as a director since February 18, 2016. Mr. Seadler is the founder and President of EAS Advisors LLC, a management consulting firm specializing in advisory services to senior executives who seek to develop and execute enduring growth, operational improvement and human capital strategies. Prior to starting EAS Advisors in 2016, Mr. Seadler was a managing director of Accenture Strategy, an operating unit of Accenture PLC (NYSE: ACN), which he joined in 2008. His responsibilities included advising senior executives of Fortune 500 companies on increasing shareholder value, primarily in the consumer goods and services, retail, fast food dining, industrial, infrastructure and government sectors. Prior to Accenture, Mr. Seadler served as a leader in McKinsey & Company’s Operations Strategy Practice. He has also served in senior executive roles in retail and business services companies, with responsibilities that spanned sales, marketing, operations, real estate, supply chain, technology and finance. Mr. Seadler began his career as a United States Army infantry officer serving in various command and staff assignments, including as an associate professor at the United States Military Academy at West Point. Mr. Seadler is a graduate of the United States Military Academy at West Point and received a Master of Science degree from Cornell University.

Specific Qualifications, Attributes, Skills and Experience:

•    Experience in business and operational strategy across multiple industry sectors

•    Advisor to senior executives on increasing shareholder value across industry sectors relevant to the Company

•    Top leadership and operational experience as a senior executive

Director Since:	2016
Age:	61
Committees:	Nominating and Corporate Governance
Other Public Company Boards:	None
Independent:	Yes

Mark N. Sklar

Mr. Sklar was appointed to serve as a director in August 2016. Mr. Sklar is a founding partner of DMB Associates, Inc. (“DMB”), a privately held, diversified real estate investment and development company specializing in large-scale residential and mixed-use communities primarily in Arizona, California, Utah and Hawaii. Mr. Sklar currently serves as a member of the Board of Directors of DMB, which he co-founded in 1984 with two other partners, having retired as a managing director in 2017. Mr. Sklar has over thirty years’ experience in managing the investment and development of residential and commercial real estate projects. Prior to turning over the day-to-day management of DMB to senior management in 2009, Mr. Sklar’s work at DMB focused on making investment decisions, development planning and execution, entitlement work, as well as marketing and leasing. Mr. Sklar served on the board of Banner Health, a nonprofit health care system (“Banner Health”), from its inception through June 2016. During his tenure on the Banner Health board, he served on its quality and its nominating and corporate governance committees, and as its Chairman. He received a B.A. degree from the University of Wisconsin.

Specific Qualifications, Attributes, Skills and Experience:

•    Experience investing in and managing commercial real estate projects

•    Service as a managing director of a real estate development firm

•    Prior board and committee service with a nonprofit health system

Director Since:	2016
Age:	70
Committees:	Compensation Investment
Other Public Company Boards:	None
Independent:	Yes

Quentin P. Smith, Jr.

Mr. Smith has served as a director since 2014. Mr. Smith is the founder and President of Cadre Business Advisors LLC, a management consulting firm that specializes in strategic planning, business performance improvement, capital formation and turnaround management. Prior to starting Cadre, Mr. Smith was Partner in Charge of Arthur Andersen’s Desert Southwest business consulting practice with responsibility for business development and client engagement management for Arizona and New Mexico. Mr. Smith has business development, growth and operational profit and loss experience across a wide variety of industries. Mr. Smith also has over eight years of diversified corporate management experience. He currently serves on the board, and chairs the compensation committee, of Banner Health and previously served as its Chairman. From January 2015 through March 2017, Mr. Smith served as a member of the board of directors of Patriot National, Inc. (NYSE:PN), a provider of comprehensive full service outsourcing solutions within the workers’ compensation insurance marketplace, chaired its compensation committee and served on its audit committee. He has served on the boards of the Arizona Public Service Company and Arizona MultiBank, as well as on the boards of Employee Solutions, Inc., Rodel, Inc. and iCrossing, Inc. until those companies were sold or acquired. Mr. Smith holds a B.S. degree in Industrial Management and Computer Science from Purdue University and an M.B.A. degree from Pepperdine University.

Specific Qualifications, Attributes, Skills and Experience:

•    Prior service as a member of public company boards of directors

•    Management consulting, corporate management and operational experience

•    Experience on public company compensation and audit committees

Director Since:	2014
Age:	66
Committees:	Compensation Nominating and Corporate Governance Executive
Other Public Company Boards:	None
Independent:	Yes

Christopher H. Volk

Mr. Volk was one of the Company’s founders in May 2011 and has served as the Company’s President and Chief Executive Officer and as a director since its organization. With more than 30 years of experience in structuring, managing and financing commercial real estate companies, Mr. Volk led the largest ever real estate limited partnership roll-up transaction of its time in 1994 in the formation of FFCA; oversaw the issuance of FFCA’s unsecured debt rating in 1995, which was the first unsecured debt rating ever issued to a net-lease REIT; and, in 2005 while CEO of Spirit, led the creation of the first commercial real estate master trust debt conduit in the United States designed to finance net-lease assets. Prior to forming the Company, Mr. Volk co-founded Spirit and served as its President and Chief Executive Officer and as a member of its board from August 2003 to February 2010. Prior to co-founding Spirit in 2003, Mr. Volk served for over 16 years in numerous capacities with FFCA, including President and Chief Operating Officer and a member of FFCA’s board of directors. Mr. Volk continued as Chief Operating Officer of GE Capital Franchise Finance, the new name given to the business following the FFCA acquisition, until December 2002. In addition to his service on the Board and as the Company’s President and Chief Executive Officer, Mr. Volk currently serves as Chairman of the board, and as a member of the compensation, investment and finance committees, of Banner Health. He received a B.A. degree from Washington and Lee University and an M.B.A. degree from Georgia State University.

Specific Qualifications, Attributes, Skills and Experience:

•    Familiarity with the Company’s history and operations

•    Extensive real estate and capital markets experience

•    Senior executive at three public companies

Director Since:	2011
Age:	61
Committees:	Executive
Other Public Company Boards:	None
Independent:	No

Board Recommendation

The Board recommends that you vote “FOR” the election of each of the director nominees named above.

BOARD AND COMMITTEE GOVERNANCE

We believe that effective corporate governance is critical to our ability to create long-term value for our stockholders. The Company has structured its corporate governance in ways that strive to align the Company’s interests with those of its stockholders, including but not limited to the following:

•	the majority of our Board members are independent and each of our committees (other than the Executive Committee) is composed entirely of independent directors;

•	we value board refreshment, and five of our nine director nominees have joined the Board since the beginning of 2016;

•	we do not have a staggered Board and each director is subject to election annually;

•	the Company has opted out of the Maryland business combination and control share acquisition statutes (takeover defense protections), and, in the future, will not opt in without stockholder approval;

•

the Company does not maintain a stockholder rights plan, nor will it adopt a stockholder rights plan in the future without (a) the approval of our stockholders or (b) seeking ratification from stockholders within 12 months of adoption of the plan if the Board determines, in the exercise of its duties under applicable law, that it is in the Company’s best interest to adopt a rights plan without the delay of seeking prior stockholder approval; and

•	we value transparency and are a leader in providing detailed disclosures about our business to our stockholders.

Directors’ Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of the Board at annual meetings of stockholders, we expect that our directors will participate in our meetings, absent a valid reason for not doing so. All of our directors then serving on the Board attended the 2017 Annual Meeting of Stockholders.

Board Leadership Structure

The Board has no fixed policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. The Board retains the discretion to determine, at any time, whether to combine or separate the positions as it deems to be in the best interests of the Company and its stockholders. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of the Company’s stockholders. Currently, the Board believes that separating the positions of Chief Executive Officer and Chairman is the best structure for the Company because it improves the ability of the Board to exercise its oversight role by having an independent director who is not an officer or member of management to serve in the role of Chairman.

Board Executive Sessions

The non-management members of the Board meet in executive session without management present at the conclusion of each regular Board meeting. Mr. Fleischer, the Chairman of our Board, acts as the presiding director at all of these executive sessions.

Board Role in Risk Oversight

The Board oversees the proper safeguarding of the assets of the Company, the maintenance of appropriate financial and other internal controls and the Company’s compliance with applicable laws and regulations and proper governance. Inherent in these responsibilities is the Board’s understanding and oversight of a company-wide approach to risk management that is carried out by our senior leadership team. The Board determines the appropriate risk for us generally, assesses the specific risks faced by us and reviews the steps taken by our senior leadership team to manage those risks. The Board’s committees assist in discharging the Board’s risk oversight role by performing the subject matter responsibilities outlined below. The Board retains full oversight responsibility for all subject matters not assigned to a committee. In fulfilling its risk management responsibilities, the Board recognizes that it is neither possible nor prudent to eliminate all risk and that purposeful and appropriate risk taking is essential for the Company to be competitive in its industry and to achieve the Company’s long-term strategic objectives.

Committee	Risk Oversight Focus Areas
Audit Committee

•   Oversees risks related to the Company’s financial statements, the financial reporting process, and accounting and legal matters including related party transactions and other conflicts of interest situations. Also oversees the internal audit function.

•   Periodically receives reports on and discusses governance of the Company’s risk management processes and reviews significant risks and exposures, including those related to information technology and cybersecurity, identified by management, the internal auditors or the independent registered public accounting firm (whether financial, operational or otherwise), and management’s actions to address them.

Compensation Committee

•   Evaluates the risks and rewards associated with the Company’s compensation philosophy and programs.

•   Reviews and approves compensation programs with features that incentivize performance through individual and corporate goals while discouraging risky behaviors.

Nominating and Corporate Governance Committee

•   Oversees the Company’s governance practices, including its Code of Business Conduct and Ethics and its Corporate Governance Guidelines, director selection and nomination processes, and Board and committee evaluations.

Investment Committee

•   Oversees the Company’s real estate investments and has final approval authority over any investment transaction that would (i) result in any single credit being greater than 1.0% of the Company’s total assets as of the previous quarter end but less than $100 million; (ii) increase the Company’s existing exposure to a single credit previously approved by the Investment Committee under the immediately preceding clause (i) by 25% or more in any subsequent year; or (iii) cause the Company’s overall investment mix to exceed 15% for industrial and agriculture or 20% for retail.

In establishing the Board’s current leadership structure, risk oversight was one factor among many considered by the Board, and the Board believes that the current leadership structure is conducive to and appropriate for its risk oversight function. The Board regularly reviews its leadership structure and evaluates whether it, and the Board as a whole, is functioning effectively. If, in the future, the Board believes that a change in its leadership structure is required to, or potentially could, improve the Board’s risk oversight function, it may make any change it deems appropriate.

Committees and Meetings of the Board of Directors of the Company

During the year ended December 31, 2017, the Board met eleven times and acted by unanimous written consent one time. No director attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by all committees on which he or she served that were held during the year ended December 31, 2017 and that were held while such person was a director of the Company. The Board has five standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Investment Committee and the Executive Committee. The charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are available on our investor relations website at http://ir.storecapital.com. The Board may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee Meetings Held in 2017: Five
Members	Independence(1)	Primary Responsibilities of the Committee
Joseph M. Donovan (Chair)(2) Morton H. Fleischer(3) William F. Hipp(2) Catherine D. Rice(2) (4)	Ö Ö Ö Ö

•   reviewing our financial statements, including any significant financial items or changes in accounting policies, with our senior management and independent registered public accounting firm;

•   reviewing our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters;

•   selecting, and determining the compensation of, our independent registered public accounting firm;

•   establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters; and

•   reviewing and overseeing our independent registered public accounting firm

(1)	Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements, and meets the independence requirements of the NYSE, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company’s Corporate Governance Guidelines.

(2)	The Board has determined that Messrs. Donovan and Hipp and Ms. Rice each qualify as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

(3)	Mr. Fleischer served on the Audit Committee through October 30, 2017 and attended each of the five meetings of the Audit Committee held in 2017.

(4)	Ms. Rice was appointed to serve on the Audit Committee, effective October 30, 2017.

Compensation Committee Meetings Held in 2017: Seven
Members	Independence(1)	Primary Responsibilities of the Committee
Quentin P. Smith, Jr. (Chair) Morton H. Fleischer Mark N. Sklar	Ö Ö Ö

•   approving goals (both individual and corporate) and objectives relevant to the compensation of our key executives; evaluating the performance of these executives in light of those goals and objectives; and determining the compensation of these executives based on that evaluation;

•   reviewing and approving director compensation;

•   reviewing and approving overall compensation programs;

•   administering our incentive compensation and equity-based plans; and

•   as necessary, engaging an independent compensation consultant to assist with the structure of our director and executive compensation programs

(1)	Each member of the Compensation Committee meets the independence requirements of the NYSE and the Company’s Corporate Governance Guidelines and qualifies as a “non-employee director” under SEC Rule 16b-3.

Nominating and Corporate Governance Committee Meetings Held in 2017: Five
Members	Independence(1)	Primary Responsibilities of the Committee
Morton H. Fleischer (Chair) Einar A. Seadler Quentin P. Smith, Jr.	Ö Ö Ö

•   identifying individuals qualified to become members of the Board and recommending director nominees and members of the Board for committee assignment;

•   developing and recommending to our Board corporate governance guidelines; and

•   overseeing the evaluation of our Board and its committees.

(1)	Each member of the Nominating and Corporate Governance Committee meets the independence requirements of the NYSE and the Company’s Corporate Governance Guidelines.

Investment Committee Meetings Held in 2017: Two
Members	Independence	Primary Responsibilities of the Committee
Morton H. Fleischer (Chair) Joseph M. Donovan William F. Hipp Mark N. Sklar	Ö Ö Ö Ö

•   reviewing property acquisitions that exceed management’s investment authority but are below the full Board’s authority, and evaluating these acquisitions in accordance with the Company’s investment guidelines; and

•   approving or declining proposals based on its assessment of the overall quality of the transaction and whether it believes the transaction is in the best interests of the Company and its stockholders.

Executive Committee Meetings Held in 2017: One
Members	Independence	Primary Responsibilities of the Committee
Morton H. Fleischer (Chair)(2) Christopher H. Volk Quentin P. Smith, Jr.	Ö c Ö

•   acting on behalf of the Board during intervals between regularly scheduled meetings of the Board; and

•   exercising all powers of the Board, except as otherwise provided by law and the Company’s bylaws and consistent with the authority which has been delegated to the Executive Committee by the Board.

Communication with the Board

The Board has adopted a process by which stockholders and other interested parties who desire to contact our Board, a particular Board committee, a particular group of directors (e.g., our independent directors), or individual members of the Board, including our Chairman (the presiding director), may do so electronically by email at CorporateSecretary@storecapital.com, or by mail addressed to the named individual, the committee, the group, or the Board as a whole c/o Michael T. Bennett, Executive Vice President—General Counsel, Chief Compliance Officer and Secretary, at STORE Capital Corporation, 8377 East Hartford Drive, Suite 100, Scottsdale, AZ 85255. In general, any communication delivered to the Company for forwarding to the Board, a Board committee, a particular group of directors or specified Board members will be forwarded in accordance with the stockholder’s instruction, except that we reserve the right not to forward any abusive, threatening or otherwise inappropriate materials.

ADDITIONAL CORPORATE GOVERNANCE FEATURES

Stockholder Engagement

The Company engages with its stockholders on a variety of topics throughout the year to ensure we are addressing questions and concerns, to seek input and to provide perspective on Company policies and practices. Stockholder feedback from this engagement is considered by the Board and reflected in enhancements to policies and practices. For example, following communication with stockholders, the Company adopted a corporate governance guideline requiring that, in an election of directors where the number of nominees does not exceed the number of directors to be elected, each director that does not receive the majority of the votes cast with respect to that director must submit a letter of resignation for consideration by the Nominating and Corporate Governance Committee and the Board. This new guideline became effective on July 1, 2017 and will be in effect with respect to the election of directors that will occur at the Annual Meeting.

In addition to the above, the Company has instituted a number of complementary mechanisms that allow stockholders to effectively communicate a point of view with the Board, including:

•	the annual election of directors;

•	the annual advisory vote to approve named executive officer compensation;

•	our commitment to thoughtfully consider stockholder proposals submitted to the Company;

•	the implementation of a virtual annual meeting, so that more stockholders may have the ability to attend and participate in our annual meetings; and

•	the ability to direct communications to individual directors or the entire Board as discussed above.

Anti-Hedging, Anti-Short Sale and Anti-Pledging Policies

Our directors and executive officers are prohibited from engaging in short sales of our common stock, buying or selling puts or calls or trading in options involving our common stock, or engaging in any transaction involving derivative securities intended to hedge the market risk in our stock. Our directors and executive officers are also prohibited from purchasing securities on margin or otherwise pledging securities as collateral for a loan or other arrangement, except with the prior written consent of the Chief Compliance Officer.

Stock Ownership Guidelines Applicable to Executive Officers and Outside Directors

We believe that stock ownership by our executive officers and outside directors helps to align their interests with the interests of our stockholders. As such, we have adopted a stock ownership policy applicable to our executive officers and outside directors under which they are expected to maintain beneficial ownership of shares of our common stock with a value equal to the following:

Position	Minimum Equity Ownership Requirement
Chief Executive Officer	six times annual base salary
Chief Operating Officer/Executive Vice President	three times annual base salary
Outside Director	five times annual cash retainer

The required stock ownership levels are based on the annual base salary or annual cash retainer, as applicable, as of the date the executive officer or outside director becomes subject to the stock ownership guidelines and the average closing sale price of the Company’s common stock for the 60 trading days following such date. Each person subject to the policy will have five years to satisfy his or her applicable ownership requirement. If a person does not satisfy the specified ownership levels when the applicable transition period ends, the stock ownership policy requires that person to retain 100% of any shares then held and any shares subsequently acquired pursuant to any equity grants (after the payment of any applicable exercise costs and taxes) until the minimum ownership requirement is satisfied.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

The Board has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics that apply to all of our directors, officers, and employees. The current versions of these corporate governance documents are available free of charge on the Company’s investor relations website at http://ir.storecapital.com and in print to any stockholder who requests copies by contacting Michael T. Bennett, Executive Vice President—General Counsel, Chief Compliance Officer and Secretary of the Company, at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255. The Company will promptly disclose to our stockholders, if required by applicable law or stock exchange rules and regulations, any amendments to, or waivers from, provisions of the Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website, www.storecapital.com, rather than by filing a Form 8-K.

Diverse Board and Management Team

Both the Board of Directors and the Company have long acted to foster a diverse and vibrant workplace. Since the founding of the Company in 2011, and at the prior companies founded by our management team, we have believed that we must have the best talent, including individuals who possess a broad range of experiences, backgrounds and skills that enable us to anticipate and meet the needs of our business and our customers. Over time, we have hired, developed and retained a diverse workforce that is a key component in the Company’s success.

Our ability to attract, develop and retain diverse talent is reflected at both the board and management levels:

•	Board of Directors. Our nine-person Board of Directors includes two females and one minority. Our two most recent appointees to the Board of Directors have been women and, as noted above, we actively seek diverse candidates when filling board positions.

•	Senior management: Our management structure includes ten positions at the level of senior vice president and above. Women currently hold seven of these ten positions, including Mary Fedewa, a board member since 2016, who was promoted in October 2017 to the position of Chief Operating Officer, the number two executive position in the Company, and Catherine Long, our Chief Financial Officer.

The Board of Directors believes that a diverse Board and management team are an important part of the Company’s culture.

Proxy Advisory Firm Policy on Shareholder Authority to Amend Bylaws

One of the major proxy advisory firms adopted a policy in late 2016 pursuant to which it will recommend that stockholders vote against, or withhold their votes for, director nominees who are members of the governance committee of any public company that has governance documents that restrict the stockholders’ ability to amend that company’s bylaws. Our Amended and Restated Bylaws, consistent with Maryland law, generally vest our Board with the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

In response to the proxy advisory firm’s policy, our Nominating and Corporate Governance Committee has considered in each of the last two years whether changing our bylaws to grant stockholders the concurrent right to amend our bylaws was in the best interests of the Company and all of its stockholders. Among the factors the Committee considered were the following:

•	The advisory firm’s policy applies to all Maryland companies across the board without regard to any particular company’s overall corporate governance practices or its economic performance under its board’s leadership. In this regard, the Committee has considered the lack of any data, put forth by the proxy advisory firm or otherwise, supporting a causal link – or even a correlation – between concurrent stockholder power to amend a company’s bylaws and that company’s overall corporate governance practices or economic performance.

•	Our Board has consistently demonstrated its commitment and accountability to stockholders by adopting corporate governance practices and policies that it believes are in the best interests of the Company and our stockholders. As described elsewhere in this Proxy Statement, in connection with our initial public offering in 2014, our Board opted out of virtually all of the takeover defense protections optionally afforded Maryland companies by Maryland law, including provisions of the Maryland unsolicited takeover act (known as “MUTA”), the business combination statute, the control share acquisition statute, and provisions otherwise granting the Company the right to adopt a stockholder rights plan, and agreed not to opt back into any of those statutes or provisions without the approval of our stockholders or, in the case of a rights plan, stockholder ratification within 12 months of adoption of such a plan. As a result of our Board’s action at the time of our initial public offering, we were, and today remain, one of the few Maryland REITs to have opted out of all of the foregoing statutory takeover defense protections. In addition, in 2016, we adopted a robust stock ownership policy, an incentive compensation clawback policy and, in response to a stockholder request, a policy requiring directors who fail to receive a majority vote in an uncontested election to submit their resignations.

•	In connection with last year’s annual meeting and thereafter, our management engaged in proactive outreach with many of our top investors regarding this issue in order to gauge their views on the topic as it relates to the Company. While several investors asked that we continue to keep this issue under review, none requested that we change our bylaws to grant stockholders the concurrent right to amend our bylaws. In fact, we have never received a stockholder proposal or request to amend our bylaws in any fashion, which would seem to indicate that most or all of our stockholders do not believe that the lack of concurrent stockholder power to amend the bylaws has a negative impact on the effectiveness of our corporate governance practices or on our economic performance.

•	Under Maryland law, our directors have enforceable legal duties to the Company, which require our directors to, among other things, act in the best interest of the Company. Stockholders, on the other hand, do not have such duties and are permitted to take or to recommend actions that are in their own individual interests as stockholders without taking into account the broader interests of other stockholders or the interests of the Company. With respect to the specific issue of bylaw amendments, the provision granting our Board sole authority to amend our bylaws has been contained in our bylaws since our initial public offering, consistent with our belief that the Board is in the best position to ensure that any proposed bylaw amendment is prudent and designed to protect and maximize long-term value for the Company and its stockholders.

Based on the foregoing considerations, we continue to believe that our Board is in the best position to consider possible future bylaw amendments, including any that may be proposed by our stockholders in accordance with the provisions of our bylaws. We remain committed to strong corporate governance practices and will continue to update such practices when we believe it is in the best interests of the Company and all of our stockholders.

2017 DIRECTOR COMPENSATION

Mr. Fleischer, as non-executive Chairman of the Board of the Company, is entitled to an annual cash retainer of $200,000 and an annual grant of restricted stock having a value of $200,000 at grant that vests over four years. For 2017, our independent directors were each entitled to receive (i) an annual cash retainer of $60,000, and (ii) an annual grant of restricted stock on the date of our annual meeting of stockholders having a value of $95,000 at grant that vests at the end of each term served. Directors generally will receive pro-rated amounts of the annual cash retainer and annual restricted stock grant for the portion of the first year in which they are appointed or elected to serve as a Board member or committee chair. Directors who are employees of the Company do not receive any compensation for serving on the Board or its committees.

Messrs. Donovan and Smith are also entitled to receive additional cash retainers of $17,500 and $10,000 for their service as the chairs of our Audit Committee and Compensation Committee, respectively. Mr. Fleischer does not receive an additional cash retainer to serve as the chair of the Nominating and Corporate Governance Committee. If, in the future, an independent director other than Mr. Fleischer were to serve as chair of the Nominating and Corporate Governance Committee, that person would receive an additional annual cash retainer of $10,000.

The following table shows the compensation paid to the persons who served on our Board during 2017:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Joseph M. Donovan	77,500	94,964	172,464
Morton H. Fleischer	200,000	199,921	399,921
William F. Hipp	60,000	94,964	154,964
Catherine D. Rice	10,500	55,704	66,204
Einar A. Seadler	60,000	94,964	154,964
Mark N. Sklar	60,000	94,964	154,964
Quentin P. Smith, Jr.	70,000	94,964	164,964

(1)	For Ms. Rice, the amount in this column reflects a pro-rated amount of the annual cash retainer based upon the date she joined the Board.

(2)	All stock award amounts in this column reflect the aggregate grant date fair value of restricted stock calculated in accordance with FASB ASC Topic 718. For each director other than Mr. Fleischer and Ms. Rice, the number of shares of restricted stock granted was determined by dividing the grant date value of the award, $95,000, by $20.74 (the closing price of our common stock on June 1, 2017, the date of the grant).

For Mr. Fleischer, the number of shares of restricted stock granted was determined by dividing the grant date value of the award, $200,000, by $23.99 (the closing price of our common stock on February 15, 2017, the date of the grant).

For Ms. Rice, the amount in this column reflects a pro-rated portion of the value of the annual restricted stock grant made to our independent directors in 2017 based upon the period of time between the date she joined the Board in October 2017, and the date of the Annual Meeting. The number of shares of restricted stock granted to Ms. Rice was determined by dividing the value of the award, $55,704, by $24.55 (the closing price of our common stock on October 30, 2017, the date of the grant).

(3)	At December 31, 2017, our independent directors had the following aggregate numbers of unvested stock awards outstanding:

Name	Unvested Stock Awards
Joseph M. Donovan	4,581
Morton H. Fleischer	21,974
William F. Hipp	4,581
Catherine D. Rice	2,269
Einar A. Seadler	4,581
Mark N. Sklar	4,581
Quentin P. Smith, Jr.	4,581

DIRECTOR INDEPENDENCE AND RELATED PARTY TRANSACTIONS

Independence Determinations

Under the corporate governance listing standards of the NYSE and the Company’s Corporate Governance Guidelines, the Board must consist of a majority of independent directors. In making independence determinations, the Board observes NYSE and Securities and Exchange Commission (“SEC”) criteria and considers all relevant facts and circumstances. Under NYSE corporate governance listing standards, to be considered independent:

•	the director must not have a disqualifying relationship, as defined in the NYSE standards; and

•	the Board must affirmatively determine that the director otherwise has no material relationship with the Company directly, or as an officer, stockholder or partner of an organization that has a relationship with the Company.

The Board, through its Nominating and Corporate Governance Committee, annually reviews all relevant business relationships any director and director nominee may have with the Company. As a result of its annual review, the Board has determined that none of the following director nominees has a material relationship with the Company and, as a result, such director nominees are independent: Joseph M. Donovan, Morton H. Fleischer, William F. Hipp, Catherine D. Rice, Einar A. Seadler, Mark N. Sklar, and Quentin P. Smith, Jr.

Christopher H. Volk, who serves as the Company’s President and Chief Executive Officer, and Mary Fedewa, who serves as the Company’s Chief Operating Officer, are executive officers of the Company and therefore are not independent directors.

All of the directors who serve as members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are independent as required by the NYSE corporate governance rules. Under these rules, our Audit Committee members also satisfy the separate SEC independence requirement and our Compensation Committee members also satisfy the additional NYSE independence requirement.

Certain Relationships and Related Party Transactions

Our Board has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K under the Securities Act of 1933, as amended) must promptly disclose to our Chief Compliance Officer any transaction in which the amount involved exceeds $1,000 and in which any related person had or will have a direct or indirect material interest and all material facts with respect thereto. Following a determination of whether the proposed transaction is material to the Company (with any transaction in which the amount involved exceeds $50,000 being deemed material for purposes of the related party policy), the Chief Compliance Officer will report the transaction to the Audit Committee for its approval. No related person transaction will be executed without the approval or ratification of the Audit Committee. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest. The Audit Committee will consider all relevant facts and circumstances when deliberating such transactions, including whether such transactions are in, or not inconsistent with, the best interests of the Company and its stockholders.

The following is a summary of related party transactions since January 1, 2017. The related party transactions listed below were all approved by the Audit Committee and/or the Board.

•	Julie N. Bennett, who is our Senior Vice President—Tax Director, is the spouse of Michael T. Bennett, who is Executive Vice President—General Counsel, Chief Compliance Officer and Secretary of the Company. For 2017, STORE paid Mrs. Bennett total compensation of $500,275, comprised of salary, bonus, the value of restricted stock granted during 2017, and STORE contributions to the STORE 401(k) plan.

•	We are a party to indemnification agreements with our directors and certain members of management. These agreements require us to indemnify these individuals to the fullest extent permitted under Maryland law and our charter against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under securities laws may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC, such indemnification is against public policy and is therefore unenforceable. There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

PROPOSAL NO. 2 – APPROVAL OF AN AMENDED AND RESTATED CHARTER

•	What am I voting on?

Stockholders are being asked to approve an amended and restated charter that removes certain provisions that applied to us only when we were a “controlled company” under our former majority stockholder and that are no longer operative.

•	Voting recommendation:

“FOR” the approval of the amended and restated charter.

•	Vote Required:

The affirmative vote of a majority of our issued and outstanding common stock entitled to be cast on this proposal is required to approve the amended and restated charter. Broker non-votes or abstentions will count as votes against this proposal.

In connection with our initial public offering in November 2014, we entered into a stockholders’ agreement with STORE Holding Company, LLC (“STORE Holding”), which at the time was our majority stockholder, and also adopted Articles of Amendment and Restatement (our “charter”) that reflected certain of the terms of such agreement. These terms in the charter include, among other things, a provision granting STORE Holding the right to consent to the removal of any director appointed by STORE Holding to our Board of Directors and a provision granting STORE Holding and its affiliates the right to pursue corporate opportunities and business activities competitive with ours. The charter, as adopted at that time, also includes a statement of the rights, preferences and privileges of a class of preferred stock designated as “Series A Preferred Stock.”

Following a series of secondary stock offerings by STORE Holding, the last of which occurred on April 1, 2016, STORE Holding no longer holds any shares of our stock. In addition, the outstanding shares of Series A Preferred Stock were redeemed by us in connection with our initial public offering and are no longer outstanding. Accordingly, the stockholders’ agreement is no longer in effect, and the provisions of our charter that reference STORE Holding, the stockholders’ agreement, and the Series A Preferred Stock are no longer operative.

The Board is proposing to amend and restate our charter to remove the provisions described above that are no longer operative. A draft of the proposed amended and restated charter, showing the stricken text (indicated textually as ~~stricken text~~) and added text (indicated textually as bold and double-underlined text), is attached to this Proxy Statement as Annex A. If the stockholders approve the proposed amended and restated charter, we intend to promptly file it, and it will become effective upon the filing thereof, with the State of Maryland Department of Assessments and Taxation.

Subject to stockholder approval of Proposal No. 2, promptly following the Annual Meeting, the Board will make conforming changes to the Company’s bylaws to eliminate provisions that reference STORE Holding and/or the stockholders’ agreement and that are also no longer operative.

Board Recommendation

The Board recommends that you vote “FOR” the approval of an amended and restated charter.

EXECUTIVE COMPENSATION

PROPOSAL NO. 3—ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

•	What am I voting on?

Stockholders are being asked to approve, on an advisory basis, the compensation of the named executive officers as described in the sections entitled “Compensation Discussion and Analysis” and “Compensation Tables.”

•	Voting recommendation:

“FOR” the advisory vote to approve the compensation of our named executive officers. The Compensation Committee takes very seriously its role in the governance of the Company’s compensation programs and will take into account the outcome of the advisory vote when considering future executive compensation decisions.

•	Vote Required:

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve this non-binding advisory resolution. Broker non-votes or abstentions will have no effect on the results of this proposal.

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Rule 14a-21 under the Exchange Act, the Company requests that our stockholders cast a non-binding, advisory vote to approve the compensation of the Company’s named executive officers identified in the section titled “Compensation Discussion and Analysis” set forth below in this Proxy Statement. This proposal, commonly known as the “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders hereby approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

Details concerning how we implement our compensation philosophy and structure our plans to meet the objectives of our compensation program are provided in the section titled “Compensation Discussion and Analysis” set forth below in this Proxy Statement. In particular, we discuss how we design performance-based compensation programs and set compensation targets and other objectives to maintain a close correlation between executive pay and Company performance.

This vote is merely advisory and will not be binding upon the Company, the Board or the Compensation Committee, nor will it create or imply any change in the duties of the Company, the Board or the Compensation Committee. The Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation decisions. The Board values constructive dialogue on executive compensation and other significant governance topics with the Company’s stockholders and encourages all stockholders to vote their shares on this important matter.

Board Recommendation

The Board recommends that you vote “FOR” the resolution to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement.

EXECUTIVE OFFICERS

Set forth below is biographical information with respect to each of our executive officers in fiscal year 2017 (collectively, the “Named Executive Officers” or “NEOs”), except Mr. Volk, the Company’s President and Chief Executive Officer, and Ms. Fedewa, the Company’s Chief Operating Officer. Mr. Volk and Ms. Fedewa also serve as directors of the Company and their respective biographical information is available above in the section titled “Governance - Proposal 1: Election of Directors—Information Regarding the Board of Directors.”

Michael T. Bennett

Mr. Bennett was one of the Company’s founders in May 2011 and served as the Company’s Executive Vice President-Operations, Chief Compliance Officer and Corporate Secretary from its organization until late 2013, when he was named Executive Vice President-General Counsel, Chief Compliance Officer, Corporate Secretary and Assistant Treasurer. Mr. Bennett has over 35 years of legal, transactional and operational experience in the real estate and finance industries. Prior to co-founding the Company, Mr. Bennett was Senior Vice President-Operations, Chief Compliance Officer and Corporate Secretary at Spirit from early 2005 to February 2010, where he was involved in structuring, negotiating and closing all of its real estate and debt related transactions, including the largest retail sale leaseback transaction in the United States in 2006. From 1991 to 2000, Mr. Bennett served as Vice President and General Counsel of Farmer Mac (NYSE:AGM), a government sponsored enterprise providing financing to America’s agricultural industry. Mr. Bennett’s legal career included several years in private law practice with Brown & Wood, a New York based law firm that subsequently merged with the law firm of Sidley Austin, concentrating on complex mortgage and other asset-based structured finance transactions. He received a B.A. degree summa cum laude in Government and Foreign Affairs from Hampden-Sydney College (where he was elected to Phi Beta Kappa) and a J.D. degree from the University of Virginia Law School. In 2017, Mr. Bennett was named Arizona Corporate Counsel of the Year in the Public Company (medium) category. He is a member of the bars of the District of Columbia, the State of New York, and the Commonwealth of Virginia.

	Officer Since: Age:	2011 60
Christopher K. Burbach

Mr. Burbach joined the Company in February 2012 and has served as the Company’s Executive Vice President-Underwriting since that time. Mr. Burbach has a broad range of experience in credit, underwriting and financial analysis. Prior to joining the Company, Mr. Burbach served in numerous capacities at Spirit from February 2006 to January 2012, including most recently as Vice President of Investment Management responsible for managing the investments of the company’s $3.5 billion real estate portfolio. Mr. Burbach also managed the Underwriting group at Spirit. Prior to Spirit, Mr. Burbach served as Chief Executive Officer of VM Management, Inc., which owned a for profit private school and managed a nonprofit charter school in Phoenix, Arizona. Prior to VM Management, Mr. Burbach was a consultant with Navigant Consulting, Inc. (NYSE: NCI) in San Francisco, California, engaged in financial consulting for the Construction and Government Industries Groups. Mr. Burbach received a B.S. degree in Finance from Santa Clara University and an M.B.A. degree from Arizona State University. Mr. Burbach is also a CFA Charterholder.

	Officer Since: Age:	2012 42

Catherine Long

Ms. Long was one of the Company’s founders in May 2011 and has served as its Executive Vice President-Chief Financial Officer, Treasurer and Assistant Secretary since its organization. Ms. Long has over 30 years of accounting, operating and financial management expertise. Prior to co-founding the Company, Ms. Long was CFO, Senior Vice President and Treasurer of Spirit from its inception in August 2003 to February 2010. Prior to Spirit, Ms. Long served in various capacities with FFCA and its successor, GE Capital Franchise Finance. Ms. Long was also FFCA’s Principal Accounting Officer and actively participated in FFCA’s real estate limited partnership rollup, as well as numerous securitization transactions and business combinations. Prior to her employment with FFCA, Ms. Long was a senior manager specializing in the real estate industry with the international public accounting firm of Arthur Andersen in Phoenix, Arizona. She was named CFO of the Year in 2008 by the Arizona chapter of Financial Executives International. She received a B.S. degree in accounting with high honors from Southern Illinois University and has been a certified public accountant since 1980.

	Officer Since: Age:	2011 61

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our executive compensation program and provides information regarding the compensation paid to each of our Named Executive Officers in fiscal year 2017.

Compensation Philosophy and Objectives

We believe the most effective compensation program is one that promotes our ability to attract and retain highly qualified and motivated individuals who are aligned with the interests of our stockholders. Our Compensation Committee seeks to develop a well-balanced program that contains a competitive annual base salary but that is weighted towards variable at-risk pay elements through the use of our short-term cash incentive and long-term equity-based compensation. We foster a culture where our NEOs must contribute to the achievement of measurable financial performance metrics of the Company in order to increase their cash compensation and also must deliver meaningful returns to our stockholders in order to earn a significant portion of their equity compensation. Each element of our compensation program is discussed in more detail below.

To further these objectives, we adhere to the following compensation and corporate governance practices:

What We Do:	What We Don’t Do:

We Pay for Performance: A substantial portion of our compensation is not guaranteed but rather linked to the achievement of key financial metrics that are disclosed to our stockholders.	No Automatic Salary Increases or Guaranteed Bonuses: We do not guarantee annual salary increases or bonuses and none of the employment agreements with our NEOs contain such provisions.

We Balance Short-Term and Long-Term Incentives: Our incentive programs provide a balance of annual and longer-term incentives, including a variety of performance metrics that measure both absolute and relative performance; our existing long-term incentive program exclusively uses total shareholder return to measure performance.	No Tax Gross-Ups: We do not provide tax gross-ups on any severance, change-in-control or other payments.

What We Do:	What We Don’t Do:

We Can Claw Back Compensation: Our independent directors have the ability to recoup incentive compensation if the Company’s financial results are restated or materially misstated due in whole or in part to intentional fraud or misconduct by one or more of our named executive officers.	No Payment of Dividends or Dividend Equivalents on Unvested Performance-Based Restricted Stock Units: Performance-based restricted stock units do not receive dividends or dividend equivalents until the shares are vested.

We Retain an Independent Compensation Consultant: Our Compensation Committee engages an independent consultant to provide guidance on a variety of compensation matters.	No Excessive Perquisites: Our NEOs are provided with limited perquisites and benefits.

We Seek Alignment with Our Stockholders. We require both our named executive officers and our directors to maintain a meaningful ownership stake at levels specified in our stock ownership policy.	No Hedging or Pledging. We have policies that prohibit our officers and directors from hedging, effecting short sales, or pledging our stock.

2017 Performance Highlights

In 2017, the Company strengthened its position as the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is our target market and the inspiration for our name. The decisions made by the Compensation Committee and the Board on the compensation of our NEOs are reflective of the Company’s successes during the year, which include:

•	We achieved a 10.7% annual stockholder return for 2017, which was more than double the 5.1% return of the MSCI U.S. REIT Index.

•	We completed record investment of approximately $1.4 billion in 316 property locations at a weighted average initial real estate capitalization rate of 7.8% on the properties we acquired.

•	We increased comparable Adjusted Funds from Operations (“AFFO”) by 24.5% and AFFO per diluted share by 4.3%, and ended 2017 with a ratio of net debt to Adjusted EBITDA on a run-rate basis of 5.7x.

•	We declared dividends totaling $1.20 per share of common stock to our stockholders. In the third quarter of 2017, we raised our quarterly dividend 6.9% from our previous quarterly dividend amount.

•	During 2017, we received an investment grade issuer rating of Baa2 with a stable outlook from Moody’s Investor Service. We also received credit rating upgrades to BBB, stable outlook, from both S&P Global Ratings and Fitch Ratings.

•	In June 2017, we completed a private placement of 18.6 million shares of our common stock to a wholly owned subsidiary of Berkshire Hathaway for which we received aggregate proceeds of $377.1 million. In March 2017, we completed a follow-on public offering of our common stock for which we received aggregate proceeds of $220.8 million, net of underwriters’ discounts and offering expenses.

•	During 2017, we raised aggregate net proceeds of $144.8 million from sales of shares under our initial $400.0 million ATM equity offering program.

•	In March 2017, we closed on a $100.0 million two-year unsecured bank term loan, which has three one-year extension options, and we sold $135.0 million of A+ rated net-lease mortgage notes, coupon rate 4.32%, under the STORE Master Funding debt program.

•	In August 2017, we prepaid, without the incurrence of a prepayment penalty, $198.6 million of STORE Master Funding notes, which bore an interest rate of 5.77% and were scheduled to mature in August 2019, thus lowering our weighted average cost of debt.

•	As of December 31, 2017, our total gross investment in real estate had reached approximately $6.2 billion, of which $3.3 billion, or 53%, was unencumbered. Our long-term outstanding debt totaled $2.3 billion at December 31, 2017, and, at that date, approximately $1.8 billion of our total long-term debt was secured debt and approximately $2.9 billion of our investment portfolio served as collateral for these outstanding borrowings.

To date in 2018, we have expanded our unsecured credit facility from $500 million to $600 million and increased the accordion feature from $300 million to $800 million, which gives us a maximum borrowing capacity of $1.4 billion. The amended facility matures in March 2022 and includes two six-month extension options, subject to certain conditions. We have also initiated a new $500.0 million ATM equity offering program and closed our initial public debt offering, issuing $350 million in aggregate principal amount of our 4.50% senior unsecured notes due 2028.

AFFO is a non-GAAP measure. For a discussion of the manner in which we compute AFFO and to view a table setting forth a reconciliation of our AFFO to our net income (as determined in accordance with U.S. generally accepted accounting principles), please see Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Measures, on page 50 of our Annual Report filed with the SEC on February 23, 2018.

How We Determine Compensation

Role of the Compensation Committee. The Compensation Committee oversees the design, development and implementation of our executive compensation program. The Compensation Committee also administers our compensation plans and awards for the Company’s directors and Named Executive Officers and is primarily responsible for reviewing and approving our compensation policies and the compensation paid to our Named Executive Officers. The Compensation Committee’s responsibilities are set forth in its written charter and are more fully described in this Proxy Statement under the heading “Governance – Board and Committee Governance—Committees and Meetings of the Board of Directors of the Company.”

Role of Management. Certain of our Named Executive Officers, principally our President and Chief Executive Officer and our Chief Financial Officer, work closely with the Compensation Committee and its consultant to analyze relevant peer data and to provide input into the compensation program design. Management assists the Compensation Committee’s consultant in its survey of executive compensation by providing historical compensation information. Management makes recommendations of the program design for the Named Executive Officers for consideration by the Compensation Committee.

Role of Compensation Consultant. Through July 2017, the Compensation Committee engaged FPL Associates L.P. (“FPL”) as its independent compensation consultant to assist the Compensation Committee with the structure of our executive compensation program. In July 2017, the Compensation Committee engaged Korn Ferry Hay Group, Inc. (“Korn Ferry”) as the successor to FPL. During their respective consultancies, FPL provided the Compensation Committee with market data and made recommendations regarding the compensation mix and levels with respect to the 2017 executive compensation program described herein, while Korn Ferry provided such data and made such recommendations with respect to the executive compensation program that is in effect for 2018. The Compensation Committee has conducted an independence assessment of its consultants and has determined that no conflict of interest exists that would require disclosure under SEC rules. Neither Korn Ferry nor FPL provides services to the Company in any other capacity.

Competitive Market Analysis. In developing our 2016 executive compensation program, the Compensation Committee, with the assistance of FPL and management, gathered and reviewed the compensation practices, salary levels and target incentive levels of a group of other publicly traded REITs comparable to the Company in terms of asset focus, structure, size (total capitalizations that are generally within 0.5x to 2.0x the Company’s total capitalization) and/or growth trajectories (the “Peer Group”). For purposes of developing our

2017 executive compensation program, FPL recommended, and the Compensation Committee approved, utilizing the same Peer Group. The Peer Group consists of the following companies.

Name	Property Focus
VEREIT, Inc.*	Retail
Omega Healthcare Investors, Inc.*	Health Care
National Retail Properties, Inc.*	Retail
Spirit Realty Capital, Inc.*	Retail
EPR Properties*	Diversified
Medical Properties Trust, Inc.	Health Care
Gramercy Property Trust Inc.*	Diversified
Apple Hospitality REIT, Inc.	Hotel
iStar Inc.	Diversified
LaSalle Hotel Properties	Hotel
Lexington Realty Trust*	Diversified
Sunstone Hotel Investors, Inc.	Hotel
National Health Investors, Inc.*	Health Care
STAG Industrial, Inc.*	Industrial

*	Denotes a net-lease oriented company.

The Compensation Committee reviews each compensation element and aggregate total direct compensation (the sum of base salary, cash incentives and long-term incentives) for each of our Named Executive Officers compared to similarly situated employees of companies in the Peer Group, but does not target compensation to a specific percentile of the market data. In determining actual pay levels, the Compensation Committee considers the Peer Group data as well as other factors that, in its collective judgment, it believes to be relevant, including the executive’s experience and performance, internal pay equity, scope of responsibilities and specific skills, his or her ability to impact business results, and other business events or conditions.

Elements of 2017 Compensation

The Named Executive Officers’ 2017 compensation was set forth in an annual written compensation plan as approved by the Compensation Committee and the Board. For 2017, the compensation of our Named Executive Officers consisted of three principal components:

•	Base salary;

•	Short-term incentives (annual cash bonus program); and

•	Long-term incentives (equity-based compensation program).

The following chart presents the overall target mix of compensation elements for the CEO and all other NEOs as a group for 2017:

Name	Base Salary %	Target Bonus %	Target LTI %
Christopher Volk	18%	27%	55%
Mary Fedewa	24%	29%	48%
Catherine Long	26%	26%	47%
Christopher Burbach	32%	27%	40%
Michael Bennett	32%	27%	40%

Set forth below is a discussion of each of the principal components of 2017 compensation for our NEOs.

Base Salary. Base salary represents a stable means of cash compensation to our Named Executive Officers. Our goal in setting base salary amounts is to provide competitive compensation that reflects the contributions and skill levels of each executive. As shown above, however, consistent with our philosophy of tying pay to performance, our executives receive a relatively small percentage of their overall target compensation in the form of base salary. We generally implement any base pay increases on a calendar year basis, while reserving the ability to make mid-year increases to reflect a promotion, increased responsibilities or other factors.

Short-Term Incentives. Payment opportunities for cash awards under the annual cash bonus program administered pursuant to our STORE Capital Corporation 2015 Omnibus Equity Incentive Plan (the “2015 Incentive Plan”) are expressed as a percentage of base salary and reflect each individual’s contributions to the Company and the market level of compensation for such position. Our annual cash bonus program is designed to motivate the Company’s executive officers to achieve performance goals established by the Compensation Committee that reinforce our annual business plan, to assist the Company in attracting and retaining qualified executives and to promote the alignment of the Named Executive Officers’ interests with those of the Company’s stockholders. In administering the annual cash bonus program, the Compensation Committee may make adjustments to the performance goals in recognition of unusual or non-recurring events affecting the Company or to reflect modifications made to our annual business plan.

For 2017, the Compensation Committee approved the following threshold, target and maximum award opportunities, expressed as a percentage of base salary, which the executives are eligible to receive under the annual cash bonus program. Straight line interpolation is used to determine awards for results in between performance levels:

	Payout Opportunities (as a percentage of base salary)
NEO	Threshold	Target	Maximum
Christopher Volk	75%	150%	300%
Mary Fedewa	60%	120%	240%
Catherine Long	50%	100%	200%
Christopher Burbach	45%	85%	170%
Michael Bennett	45%	85%	170%

As illustrated in the chart below, all of the Named Executive Officers were eligible to earn annual cash bonuses based 75% on the Company’s achievement of identified corporate performance metrics (as described in more detail below) and 25% on satisfaction of individual goals specifically developed for each Named Executive Officer by the Compensation Committee. The Compensation Committee weighted corporate metrics more heavily than individual performance metrics to better align our NEOs with our stockholders because such metrics represent the primary drivers of the Company’s financial performance.

2017 Annual Incentive Program Design

Corporate Performance. As stated above, 75% of the 2017 annual cash bonus opportunity was based on corporate performance metrics established by the Compensation Committee. For 2017, the Compensation Committee identified the following three primary quantitative measures (and assigned the associated weightings out of the 75% total) to evaluate corporate performance:

•	AFFO Per Share (50% weighting of corporate metrics; 37.5% of total bonus opportunity) is defined as AFFO divided by the number of shares used to calculate our earnings per share and is used because it is considered a meaningful measure of a REIT’s operating performance and an indicator of its continued ability to pay dividends.

•	Origination Volume (25% weighting of corporate metrics; 18.75% of total bonus opportunity) is defined as the aggregate of the gross purchase prices of property paid to sellers or the face amount of notes receivable originated and is used because income generated from new investment volume impacts not only current period results but also contributes to income in future years.

•	Debt to EBITDA (25% weighting of corporate metrics; 18.75% of total bonus opportunity) is defined as net debt divided by EBITDA calculated on a run rate basis and is used because this measure encourages management to focus on growth in operating results while maintaining appropriate levels of debt.

25% Individual 18.75% Debt to EBITDA Subjective 25% 37.50% AFFO per Share 18.75% Origination Volume Objective 75%

The illustrations below set forth the 2017 corporate performance goal levels, as well as actual results for each performance measure. To the extent actual performance falls between two performance goal levels, linear interpolation is applied:

AFFO per Share(1)	Origination Volume(2)

Debt to EBITDA(3)

(1)	AFFO is a non-GAAP measure. For a discussion of the manner in which we compute AFFO and to view a table setting forth a reconciliation of our AFFO to our net income (as determined in accordance with U.S. generally accepted accounting principles), please see Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Measures, on page 50 of our Annual Report filed with the SEC on February 23, 2018. AFFO per Share is calculated by dividing AFFO by our weighted-average common shares outstanding on a fully diluted basis.

In August 2017, the Company announced updated AFFO per share guidance that reflected the impact of the June 2017 stock sale to a subsidiary of Berkshire Hathaway. The Berkshire Hathaway investment meaningfully

Maximum $1.727 Target $1.702 Threshold $1.677 Actual $1.71 Maximum $1.2B Target $1B Threshold $800M Actual $1.36 (Capped at Maximum) Maximum <6.50x Target 6.51x - 6.75x Threshold 6.76x - 7.00x Actual 5.625x (Capped at Maximum)

accelerated the timing of the Company’s planned equity issuances for 2017, reducing expected AFFO per share for the year by approximately $0.043 per share. Given this unique opportunity, the determination of the Board of Directors to consummate the Berkshire Hathaway investment and the meaningful value that the relationship with Berkshire Hathaway provided to the Company and its stockholders, the Committee exercised its authority to make adjustments to the performance goals in recognition of unusual or non-recurring events affecting the Company or to reflect modifications made to its annual business plan and, accordingly, adjusted the original AFFO per share performance goal for the 2017 annual cash bonus program by a like amount.

(2)	Represents our annual investment volume excluding non-cash items and investments meant to be temporary in nature.

(3)	Represents outstanding debt divided by adjusted EBITDA calculated on a run-rate basis, as an average of the four quarterly periods. Adjusted EBITDA is a non-GAAP measure, which we calculate by adding back to our net income amounts in respect of interest, depreciation and amortization and interest expense, and adjusting for the impact of gain or loss on sale or impairment of real estate investments.

Individual Performance. The remaining 25% of the 2017 annual cash bonus opportunity was based on individual goals specifically developed for each Named Executive Officer that were designed to further drive our corporate metrics and contribute to successfully achieving our annual business plan and, with respect to each Named Executive Officer other than the CEO, to enhance the efficiency of each NEO’s department and the processes he or she oversees. In the case of the CEO, he only achieves his individual performance goal to the extent the other executive officers achieve their individual goals. In the case of the remaining NEOs, the individual performance goals generally included the completion or implementation of various projects, improvements, streamlines and/or processes supplementary to each of their primary executive management roles within the Company, including the following: for Ms. Fedewa, increasing the efficiency of acquisition opportunities and marketing and corporate communications initiatives; for Ms. Long, implementing new lease accounting principles, implementing new accounting software tools, and expanding fraud prevention measures; for Mr. Burbach, improving underwriting metrics and increasing underwriting process automation; and for Mr. Bennett, driving legal and related cost reductions and efficiencies in connection with property acquisitions and streamlining related legal documentation. Each NEO’s individual goals are not ranked in order of importance or assigned individual values with respect to the bonus amount, and the determination of achievement of goals is made by the Compensation Committee in its discretion.

2017 Payouts. For 2017, each Named Executive Officer earned a cash bonus based on the weighted achievement of corporate metrics and the successful completion of individual goals. The following table shows the actual payouts for each NEO under the annual cash bonus program for 2017:

NEO	Actual Payout	% of Maximum Bonus Opportunity
Christopher Volk	$1,924,373	85.87%	(1)
Mary Fedewa	984,992	87.12%
Catherine Long	771,893	87.12%
Christopher Burbach	518,371	87.12%
Michael Bennett	518,371	87.12%

(1)	Mr. Volk’s % of Maximum Bonus Opportunity reflects the fact that one executive officer resigned his position during the year without achieving his full individual goals, thus causing Mr. Volk to receive a reduced bonus with respect to his own individual goal achievement.

Long-Term Incentives. Our 2015 Incentive Plan allows for awards of restricted shares of the Company’s common stock and other awards and performance-based grants to officers, directors and key employees of the Company, including our Named Executive Officers. We expect to make equity grants to our NEOs as part of our annual compensation program to align their long-term interests with those of our stockholders and to maintain the competitiveness of our total compensation package. The Board has delegated responsibility for administration of the 2015 Incentive Plan, including the authority to approve awards, to the Compensation Committee. It is the Compensation Committee’s policy to review and approve all annual equity compensation awards to directors, officers, and all other eligible key employees at its first regularly scheduled meeting of each year, which typically occurs in the first quarter of each year.

During 2017, we granted time-based restricted stock and performance-based restricted stock units (“RSUs”) to our executive officers. The Compensation Committee believes restricted stock and performance-based RSUs are a more meaningful tool for compensating our Named Executive Officers as compared to other equity-based awards such as stock options because a significant component of returns on the common stock of REITs generally takes the form of dividends as opposed to being limited solely to price appreciation. While STORE has never issued stock options or other forms of equity compensation to its employees, the Compensation Committee intends to monitor equity compensation trends in the REIT industry and may use other forms of equity compensation, including stock options, in the future to achieve our desired compensation objectives. The Compensation Committee believes that the equity awards granted in 2017 appropriately align the long-term interests of our Named Executive Officers with those of our stockholders.

During 2017, the Compensation Committee approved the target equity grants shown in the table below, expressed as a percentage of base salary, to the NEOs, of which:

(i)	75% were granted in the form of performance-based RSUs that are eligible for vesting at the end of a three-year performance period ending December 31, 2019, with 50% of the RSUs vesting based on the achievement of an absolute total shareholder return of the Company over the performance period and 50% of the RSUs vesting based on the total shareholder return of the Company relative to the MSCI US REIT Index (the “MCSI Index”) over the performance period, as further described below. If earned, shares of common stock representing 50% of the earned amount of RSUs will vest on December 31, 2019 and 50% will vest on December 31, 2020, subject to the NEO’s continued employment through such date. For purposes of our program, total shareholder return is calculated as the compounded annual growth rate, expressed as a percentage (rounded to the nearest tenth of a percent), in the value per share of common stock during the performance period due to the appreciation in the price per share of common stock and dividends paid to a stockholder of record with respect to one share of common stock during the performance period (“Compounded Annual TSR”). The ending share price used in this calculation is based on a 20-trading-day trailing average closing stock price. To the extent actual performance falls between two performance goal levels, linear interpolation is applied.

(ii)	25% were granted in the form of time-based restricted stock that vests in annual increments over a four-year period assuming continued employment of the NEO.

NEO	Target Value of Equity Grant (as a percentage of base salary)
Christopher Volk	300%
Mary Fedewa	200%
Catherine Long	180%
Christopher Burbach	125%
Michael Bennett	125%

The actual number of shares of time-based restricted stock and RSUs awarded to each NEO was determined by dividing the applicable grant amount (in dollars) by the closing price of the Company’s common stock on December 30, 2016, the final trading date prior to commencement of the RSU performance period. The table below reflects the number of shares of time-based restricted stock and RSUs (at target) granted to each of our NEOs in 2017 as part of our 2017 executive compensation program, as well as the target value of those awards:

Name	# of Restricted Shares	# of Performance-Based RSUs (at Target)	Target Value of Restricted Shares and RSUs
Christopher Volk	22,673	68,019	$2,241,000
Mary Fedewa	9,369	28,106	$926,000
Catherine Long	8,068	24,203	$797,400
Christopher Burbach	4,426	13,279	$437,500
Michael Bennett	4,426	13,279	$437,500

As with other elements of compensation, the Compensation Committee based individual equity-based incentive awards on such individual’s contributions to STORE and the market level of compensation for such position without benchmarking against a specific percentile. Holders of time-based restricted stock are entitled to dividends when paid by the Company and performance-based RSUs accrue a dividend equivalent that is paid in cash when and, solely to the extent, the underlying RSUs vest.

The following table illustrates the performance measurement period and vesting period, as applicable, of our 2017 long-term equity incentive award grants:

Compounded Annual TSR, which captures both changes in stock price and dividends paid, is the sole metric used in assessing performance under the Company’s long term incentive program for the performance period ending December 31, 2019.

Absolute Compounded Annual TSR Component. To determine the number of shares to be awarded with respect to the 50% of the performance-based RSUs that may be earned and become vested based on the

Award Date January Year 1 Year 1 Year 2 Year 3 Year 4 Performance-Based Restricted Stock Performance Measurement Period (3 Years) 50% 50% Vesting Period Time-Based Restricted Stock 25% 25% 25% 25% Vesting Period

achievement of an absolute Compounded Annual TSR of the Company, the earned dollar amount based on performance achieved is converted into a number of shares by dividing the dollar amount by the closing price per share at the beginning of the performance period. The actual number of performance-based RSUs that may be earned and become vested will be between 0% and 233.33% of the target number, depending on our level of achievement of absolute Compounded Annual TSR. In order to earn target level awards, the Company must achieve an absolute Compounded Annual TSR over the performance period of 8%. The specific requirements and corresponding award levels are contained in the table below:

Performance Level	Company Absolute Compounded Annual TSR	RSUs Vested as a Percentage of Target
Threshold	4.0%	33.33%
Target	8.0%	100.00%
Maximum	12.0%	233.33%

As shown in the table above, threshold, target and maximum performance result in the Named Executive Officers earning 33.33%, 100% or 233.33% of the target number of performance-based RSUs associated with each performance level, with linear interpolation between specified levels. No performance-based RSUs under the absolute Compounded Annual TSR component are earned for performance below the threshold level, and payout is capped at 233.33% of the target number even if performance exceeds the maximum level.

Relative Compounded Annual TSR Component. With respect to the 50% of the performance-based RSUs that may be earned and become vested based on the achievement of the Compounded Annual TSR of the Company relative to the MCSI Index, the actual number of performance-based RSUs that may be earned and become vested will be between 0% and 233.33% of the target number, depending on our level of achievement of Compounded Annual TSR over the performance period relative to the Compounded Annual TSR of the MCSI Index over the performance period (the “MCSI Index Return”). The MCSI Index is a free float-adjusted market capitalization index that is comprised of approximately 150 equity REITs.

In order to earn target level awards, the Company must outperform the MCSI Index Return by 5% and in order to obtain maximum level awards, the Company must outperform the MCSI Index Return by 25%. The specific requirements and corresponding award levels are contained in the table below.

Performance Level	Company Compounded Annual TSR Relative to MCSI Index Return	RSUs Vested as a Percentage of Target
Threshold	Company TSR must be within 15% of MCSI Index Return	33.33%
Target	Company TSR must exceed MCSI Index Return by at least 5%	100.00%
Maximum	Company TSR must exceed MCSI Index Return by at least 25%	233.33%

As shown in the table above, threshold, target and maximum performance result in the Named Executive Officers earning 33.33%, 100% or 233.33% of the target number of performance-based RSUs associated with each performance level, with linear interpolation between specified levels. No performance-based RSUs under the relative Compounded Annual TSR component are earned for performance below the threshold level, and payout is capped at 233.33% of the target number even if performance exceeds the maximum level.

Status of Outstanding Performance-Based RSU Grants

2015 Performance RSUs. Awards of performance-based RSUs made in 2015 (the “2015 Performance RSUs”) covered a three-year performance period ended December 31, 2017. The amounts that could be earned depended upon our level of achievement of Compounded Annual TSR relative to the un-weighted average

Compounded Annual TSR of a custom REIT peer group described in our proxy materials for the 2016 annual meeting of stockholders (the “2015 Index Return”), with the maximum award level being achieved if the Company’s Compounded Annual TSR was at least 125% of the 2015 Index Return and the Company achieved a Compounded Annual TSR over the performance period of at least 10.0%. If earned, shares of common stock representing 50% of the earned amount of the 2015 Performance RSUs would vest on December 31, 2017 and 50% would vest on December 31, 2018, subject to the NEO’s continued employment through such date. The specific requirements and corresponding award levels for the 2015 Performance RSUs are contained in the table below.

Performance Level	Company Compounded Annual TSR Relative to 2015 Index Return	RSUs Vested as a Percentage of Target
Threshold	Company Compounded Annual TSR must be within 15% of 2015 Index Return	33.33%
Target	Company Compounded Annual TSR must exceed 2015 Index Return by at least 5%	100.00%
Maximum	Company Compounded Annual TSR must exceed 2015 Index Return by at least 25%	233.33%

At December 31, 2017, the Company’s Compounded Annual TSR over the performance period was 11.1%, which equated to 126.9% of the 2015 Index Return of 8.75%. As a result, the actual 2015 Performance RSUs earned as a percentage of target was 233.33%, of which 50% vested on December 31, 2017, and 50% will vest on December 31, 2018, subject to each NEO’s continued employment through such date. With respect to each NEO, the number of shares earned at the conclusion of the performance period, the number of shares vested at the conclusion of the performance period, and the number of shares subject to vesting upon continued employment through December 31, 2018 in connection with the 2015 Performance RSUs are set forth in the table below:

Name	# of Shares Earned at End of Performance Period	# of Shares Vested at End of Performance Period	# of Shares Subject to Continued Service-Based Vesting
Christopher Volk	121,472	60,736	60,736
Mary Fedewa	68,024	34,012	34,012
Catherine Long	59,521	29,761	29,760
Christopher Burbach	33,405	16,703	16,702
Michael Bennett	32,393	16,197	16,196

2016 Performance RSUs. Awards of performance-based RSUs made in 2016 (the “2016 Performance RSUs”) cover a three-year performance period ending December 31, 2018, with 50% of the RSUs vesting based on the achievement of an absolute Compounded Annual TSR of the Company and 50% of the RSUs vesting based on the Compounded Annual TSR of the Company relative to a custom REIT peer group described in our proxy materials for the 2017 annual meeting of stockholders (the “2016 Index Return”), with the maximum award level being achieved if the Company’s Compounded Annual TSR is at least 125% of the 2016 Index Return and the Company achieves a Compounded Annual TSR over the performance period of at least 10.0%. If earned, shares of common stock representing 50% of the earned amount of the 2015 Performance RSUs would vest on December 31, 2018 and 50% would vest on December 31, 2019, subject to the NEO’s continued employment through such date. The specific requirements and corresponding award levels for the 2016 Performance RSUs are contained in the tables below:

Absolute Compounded Annual TSR Component (50%)

Performance Level	Company Absolute Compounded TSR	RSUs Vested as a Percentage of Target
Threshold	8.0%	33.33%
Target	9.0%	100.00%
Maximum	10.0%	233.33%

Relative Compounded Annual TSR Component (50%)

Performance Level	Company Compounded Annual TSR Relative to 2016 Index Return	RSUs Vested as a Percentage of Target
Threshold	Company Compounded Annual TSR must be within 15% of 2016 Index Return	33.33%
Target	Company Compounded Annual TSR must exceed 2016 Index Return by at least 5%	100.00%
Maximum	Company Compounded Annual TSR must exceed 2016 Index Return by at least 25%	233.33%

If the performance period had ended on December 31, 2017, the actual 2016 Performance RSUs earned as a percentage of target would have been 116.7%, representing a maximum outcome with respect to the absolute Compounded Annual TSR component and a below threshold outcome with respect to the relative Compounded Annual TSR component.

Special Stock Grant

During 2017, under the leadership of Mr. Volk, our President and Chief Executive Officer, the Company continued to achieve superior operating results, as discussed above under “2017 Performance Highlights.” In addition to his operational leadership, in 2017, Mr. Volk secured a significant investment in the Company by a subsidiary of Berkshire Hathaway, Inc. This investment represented a significant endorsement of the Company and its business model and performance by one of the world’s best known and most well-respected investors. The proximate result of that investment was a nearly $1.0 billion increase in the Company’s market capitalization between the date of the investment and December 31, 2017. For his leadership, performance and other efforts, and to provide an additional retention incentive, the Compensation Committee elected to award Mr. Volk a one-time grant of 44,166 shares of restricted stock, with the number of shares granted equal to 1.5 times Mr. Volk’s base salary divided by the closing price of our common stock on the date of grant. The shares vest, subject to Mr. Volk’s continued employment with the Company, in three increments, with 20% of such shares vesting on February 15, 2019, and 40% of such shares vesting on February 15, 2020 and February 15, 2021, respectively. The Compensation Committee back-loaded the vesting of the award to maximize the retention aspect of the award.

401(k) Plan

We have established a 401(k) retirement savings plan for our employees who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code of 1986, as amended (the “Code”), allows eligible employees to defer a portion of their compensation within prescribed limits, generally on a pre- or post-tax basis, through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for retirement savings though our 401(k) plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and provides further incentives to our employees, including our NEOs, in accordance with our compensation policies.

Tax and Accounting Considerations

Prior to January 1, 2018, Section 162(m) of the Code (“Section 162(m)”) generally placed a limit of $1.0 million on the amount of compensation that we may deduct in any calendar year with respect to our Chief Executive Officer and each of our three most highly paid executive officers (excluding our Chief Financial Officer). However, an exception to the $1.0 million limitation was provided for commission-based and performance-based compensation meeting certain requirements. Pursuant to the Tax Cuts and Jobs Act of 2017, which was signed into law on December 22, 2017 (the “Tax Act”), for taxable years beginning after December 31, 2017, the remuneration of a publicly-traded corporation’s chief financial officer is also subject to the deduction limit. In addition, subject to certain transition rules (which apply to remuneration provided pursuant to written binding contracts which were in effect on November 2, 2017 and which are not subsequently modified in any material respect), for taxable years beginning after December 31, 2017, the exemptions from the deduction limit for commission-based and performance-based compensation are no longer available. Consequently, for fiscal years beginning after December 31, 2017, all remuneration in excess of $1.0 million paid to a specified executive (other than compensation derived from stock awards granted prior to November 2, 2017) generally will not be deductible. Our Compensation Committee reserves the discretion, in its judgment, to approve compensation payments that may not be deductible as a result of the deduction limit of Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent and are in the best interests of the Company and our stockholders.

The Compensation Committee periodically reviews the estimated accounting and tax impacts of material elements of our executive compensation program. These factors are considered along with other factors in making awards as to whether the program is consistent with our compensation objectives.

Compensation Risk Assessment

The Company and the Compensation Committee consider many factors in making compensation decisions for our Named Executive Officers. One factor is the risk associated with our compensation programs. During the first quarter of fiscal year 2018, the Compensation Committee conducted its annual risk assessment of our compensation policies and practices covering all employees. After a review and assessment of potential risks, the Compensation Committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company for the following reasons, among others:

•	the Compensation Committee engages an independent, external compensation consultant to assist with developing the executive compensation program;

•	the Compensation Committee maintains the right, in its sole discretion, to modify the compensation policies and practices at any time;

•	the Compensation Committee has elected to use time-based restricted stock and performance-based RSUs that provide our NEOs with a significant interest in the long-term performance of our stock, are subject to forfeiture upon certain employment termination events, and are capped;

•	short-term cash incentive awards are based on metrics related to Company financial and operational goals;

•	our stock ownership policy requires our NEOs and directors to own meaningful levels of our stock; and

•	pursuant to agreements with each of the NEOs, the Company may recover all or a portion of any bonus or incentive compensation paid, or cancel stock-based awards granted, to him or her if the Company’s financial results are restated or materially misstated due in whole or in part to intentional fraud or misconduct by one or more of the Company’s NEOs.

Changes to Compensation Program Beginning in 2018

In 2017, the Compensation Committee retained Korn Ferry to help the committee evaluate potential enhancements to NEO compensation and incentive plan designs to implement in 2018. The Company’s NEOs have delivered sustained, superior performance for our stockholders, as reflected in the absolute TSR chart below, and the Compensation Committee desired to ensure that the Company continues to provide market-competitive compensation and incentives to retain the Company’s high-performing NEOs and reward the team for continued success.

Comparison of the Company’s absolute TSR for the one-year and three-year periods ending on the last trading day of 2017 relative to the absolute TSR for the MSCI US REIT Index and S&P 400 REIT Index

In reviewing potential compensation and incentive plan modifications to implement in 2018, the Compensation Committee began by evaluating the Company’s existing peer group, as described above. The Company has experienced rapid growth in assets and AFFO per share in the past several years and its growth profile varies from that of many of the Company’s net-lease REIT competitors. Rapid growth within an organization that has a small number of employees presents operational challenges that other organizations, including many of the Company’s net-lease REIT competitors, do not experience. For this reason, the Compensation Committee opted to develop a new peer group for 2018 that includes both net-lease REITs and other REITs that have experienced significant asset growth and/or growth in per share funds from operations

STORE MSCI US REIT S&P 400 REIT

(“FFO”) in recent years, many of which also have a relatively small employee population. In assessing potential peers to include in the updated group, the Compensation Committee focused primarily on peer companies’ asset size (seeking a peer group with respect to which the Company’s asset size is close to median), revenue, growth in assets and FFO per share (as a proxy for AFFO per share growth), and number of employees (with an emphasis on including REITs that have less than 250 employees). Based on these factors, the Compensation Committee approved the following peer group to review compensation levels for our NEOs and to evaluate market approaches to incentive design:

Name	Property Focus
Omega Healthcare Investors, Inc.*†	Health Care
National Retail Properties, Inc.* †	Retail
EPR Properties*†	Specialized
Medical Properties Trust, Inc.†.	Health Care
Gramercy Property Trust Inc.* †	Diversified
National Health Investors, Inc.* †	Health Care
STAG Industrial, Inc.* †	Industrial
Acadia Realty Trust	Retail
Digital Realty Trust	Specialized
Education Realty Trust, Inc.	Residential
Physicians Realty Trust	Health Care
American Homes 4 Rent	Residential
CyrusOne, Inc.	Specialized
Douglas Emmett Inc.	Office
Gaming and Leisure Properties, Inc	Specialized
QTS Realty Trust, Inc	Specialized
W.P. Carey Inc.*.	Diversified

*	Denotes a net-lease oriented company.
†	Included in prior peer group.

After evaluating compensation practices among the Company’s updated peer group, and considering the Company’s high-performing executive team, the Compensation Committee reviewed modifications to each NEO’s target annual compensation designed to facilitate retention going forward and to provide meaningful incentive plan targets that reward the executive management team for continuing superior performance for the Company’s stockholders. With those goals in mind, the Compensation Committee approved the following changes for NEO compensation in 2018:

Name	Base Salary			Target Bonus (% of Base Salary)		Target LTI (% of Base Salary)
	2017		2018	2017	2018	2017	2018
Christopher Volk	$747,000		$800,000	150%	150%	300%	350%
Mary Fedewa	$471,083	(1)	$560,000	120%	120%	200%	250%
Catherine Long	$443,000		$460,000	100%	100%	180%	215%
Christopher Burbach	$350,000		$375,000	85%	85%	125%	135%
Michael Bennett	$350,000		$375,000	85%	85%	125%	135%

(1)	The amount shown for Ms. Fedewa gives effect to a salary increase from $463,000 to $560,000, effective December 1, 2017, following her promotion to Chief Operating Officer.

In addition to the approved NEO compensation modifications, the Compensation Committee also updated the Company’s incentive plan design beginning with awards granted in 2018. Working with Korn Ferry, the Compensation Committee determined to avoid the potential issue with an absolute Compounded Annual TSR metric–whereby a company’s stock price may rise, or fall, due to market-related factors that are unrelated to a company’s operational performance–and instead require that a portion of our NEOs’ performance-based RSUs be earned based on the Company’s operational success. Therefore, for the Company’s 2018 performance-based RSU grants, the Compensation Committee replaced the absolute Compounded Annual TSR metric with AFFO per Share growth, which the Compensation Committee believes is among the most important measures of operational performance. The Compensation Committee retained the relative Compounded Annual TSR metric for performance-based RSUs granted in 2018, as relative Compounded Annual TSR is a common metric among the Company’s peers and it incentivizes the Company’s NEOs to outperform other REITs. In retaining this metric, the Compensation Committee incorporated a cap so that the maximum award payout is limited to the target award if the Company’s absolute Compounded Annual TSR is negative, regardless of how the Company performs on a relative basis.

In evaluating other updates to the Company’s incentive plans, the Compensation Committee approved additional changes to align with the modifications approved for 2018, including (i) increasing the maximum award that NEOs may receive under performance-based RSUs for superior performance from 233% to 300% of the target award, (ii) adjusting the short-term incentive plan to reduce the weighting of AFFO per Share given the inclusion of AFFO per Share growth as a metric in the 2018 performance-based RSU grants, and (iii) eliminating the requirement that NEOs must remain employed for an additional year following the end of the three-year performance period in order to vest in 50% of the award earned at the end of the performance period. The following chart outlines design changes implemented by the Compensation Committee for 2018 performance-based RSU awards granted to the Company’s NEOs:

Incentive Plan Component	2017	2018
Performance-based RSUs	• 50% absolute Compounded Annual TSR	• 50% AFFO per Share growth
	• 50% relative Compounded Annual TSR	• 50% relative Compounded Annual TSR
	• Maximum payout of 233% of Target	• Maximum payout of 300% of Target
	• 50% of award vests after 3-year performance period	• 100% of award vests after 3-year performance period
• 50% of award vests after one additional year of service following performance period
	• No cap on relative Compounded Annual TSR portion of the award if the Company’s absolute Compounded Annual TSR is negative over the three-year performance period	• Relative Compounded Annual TSR portion of the award is capped at Target if the Company’s absolute Compounded TSR is negative over the three-year performance period
	• Calculate Compounded Annual TSR using a single trading date at the beginning of the performance period and a 20-day average for the end of the performance period	• Calculate Compounded Annual TSR using a 20-day average for both the beginning and end of the performance period to smooth any distortions that may occur within a single trading day
Short-Term Incentive	• Corporate metrics include AFFO per Share, Origination Volume, and Debt to EBITDA	• Reduce weighting of AFFO per Share and increase weighting of the other two corporate metrics

The Compensation Committee believes these incentive design modifications will better align our NEOs’ incentive opportunities with operational factors that directly impact the Company’s stock price.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed the disclosures under the caption “Compensation Discussion and Analysis” contained in this Proxy Statement and has discussed such disclosures with the management of the Company. Based on such review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in the Proxy Statement and incorporated by referenced into the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

The Compensation Committee

Quentin P. Smith, Jr., Chair

Morton H. Fleischer

Mark N. Sklar

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the year ended December 31, 2017, each of Messrs. Quentin P. Smith, Jr., Morton H. Fleischer, and Mark N. Sklar served as a member of our Compensation Committee. None of the members of our Compensation Committee has ever been an officer or employee of the Company. None of our executive officers has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

COMPENSATION TABLES

Summary Compensation Table

The following table sets forth for each of the NEOs the compensation amounts paid or earned for the fiscal years ended December 31, 2017, 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Christopher Volk	2017	747,000	—	3,200,512	1,924,373	29,726	5,901,611
President and Chief	2016	725,000	—	3,009,537	1,272,375	30,738	5,037,650
Executive Officer	2015	600,000	—	1,941,119	900,000	30,506	3,471,625

Mary Fedewa	2017	471,083(1)	—	859,483	984,992	27,835	2,343,393
Chief Operating Officer	2016	450,000	—	1,358,529	675,000	27,335	2,510,864
	2015	420,000	—	1,087,030	567,000	28,835	2,102,865

Catherine Long	2017	443,000	—	740,129	771,893	23,888	1,978,910
Executive Vice President—	2016	430,000	—	1,135,892	537,500	23,652	2,127,044
Chief Financial Officer and	2015	420,000	—	951,146	525,000	23,613	1,919,759
Treasurer

Christopher Burbach	2017	350,000	—	406,070	518,371	23,674	1,298,115
Executive Vice President—	2016	340,000	—	641,534	371,875	23,449	1,376,858
Underwriting	2015	330,000	—	533,809	396,000	22,819	1,282,628

Michael Bennett	2017	350,000	—	406,070	518,371	30,555	1,304,996
Executive Vice President—	2016	340,000	—	641,534	425,000	30,575	1,437,109
General Counsel, Chief	2015	320,000	—	517,627	384,000	29,041	1,250,668
Compliance Officer and Secretary

(1)	The amount shown for Ms. Fedewa gives effect to a salary increase from $463,000 to $560,000, effective December 1, 2017, following her promotion to Chief Operating Officer.

(2)	The amounts included in this column reflect the aggregate grant date fair value of restricted stock and RSUs calculated in accordance with FASB ASC Topic 718. The fair value reflects the expected future cash flows of dividends and therefore dividends on unvested shares are not separately disclosed. The amounts in this column for each fiscal year exclude the effect of any estimated forfeitures of such awards. The basis for the calculation of these amounts is included in Note 7 to our audited consolidated financial statements for fiscal year 2017, which are included in our Annual Report on Form 10-K for the year ended December 31, 2017.

(3)	The amounts included in this column represent the annual cash incentive amounts awarded under our 2015 Incentive Plan, earned in the year indicated and paid in the following year. The cash incentive amounts awarded to our NEOs for 2017 under the 2015 Incentive Plan are described in more detail in the Compensation Discussion and Analysis under the heading “Elements of 2017 Compensation—Short-Term Incentives.”

(4)	The following table sets forth the amounts of other compensation, including perquisites and other personal benefits, paid to, or on behalf of, our NEOs included in the “All Other Compensation” column. Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to us.

Name	Year	Disability Insurance Premium ($)	Annual Physical ($)	Club Dues ($)	401(k) Match ($)	Total ($)
Christopher Volk	2017	10,451	—	8,475	10,800	29,726
	2016	10,451	1,287	8,400	10,600	30,738
	2015	10,451	1,235	8,220	10,600	30,506

Mary Fedewa	2017	8,335	—	8,700	10,800	27,835
	2016	8,335	—	8,400	10,600	27,335
	2015	8,335	1,500	8,400	10,600	28,835

Catherine Long	2017	11,012	—	2,076	10,800	23,888
	2016	11,012	—	2,040	10,600	23,652
	2015	11,012	—	2,001	10,600	23,613

Christopher Burbach	2017	5,493	—	7,381	10,800	23,674
	2016	5,493	—	7,356	10,600	23,449
	2015	5,493	—	6,726	10,600	22,819

Michael Bennett	2017	10,607	1,195	7,953	10,800	30,555
	2016	10,607	1,490	7,878	10,600	30,575
	2015	10,607	1,108	6,726	10,600	29,041

Grants of Plan-Based Awards

The following table shows information regarding grants of plan-based awards made by the Company during 2017 to the individuals named below.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christopher Volk	—	560,250	1,120,500	2,241,000	—	—	—	—	—
	2/15/2017	—	—	—	—	—	—	22,673	543,699
	12/21/2017	—	—	—	—	—	—	44,166	1,120,491
	2/15/2017	—	—	—	22,673	68,019	158,711	—	1,536,322
Mary Fedewa	—	277,800	555,600	1,111,200	—	—	—	—	—
	2/15/2017	—	—	—	—	—	—	9,369	224,669
	2/15/2017	—	—	—	9,369	28,106	65,580	—	634,814
Catherine Long	—	221,500	443,000	886,000	—	—	—	—	—
	2/15/2017	—	—	—	—	—	—	8,068	193,471
	2/15/2017	—	—	—	8,068	24,203	56,473	—	546,659
Christopher Burbach	—	157,500	297,500	595,000	—	—	—	—	—
	2/15/2017	—	—	—	—	—	—	4,426	106,135
	2/15/2017	—	—	—	4,426	13,279	30,985	—	299,935
Michael Bennett	—	157,500	297,500	595,000	—	—	—	—	—
	2/15/2017	—	—	—	—	—	—	4,426	106,135
	2/15/2017	—	—	—	4,426	13,279	30,985	—	299,935

(1)

The amounts reported in these columns represent the range of possible annual cash incentive amounts that could have been paid to our NEOs under the 2015 Incentive Plan based upon achievement of specified performance targets set by the Compensation Committee in February 2016. The cash awards under the 2015 Incentive Plan are described in more detail in the Compensation Discussion and Analysis under the heading “Elements of 2017 Compensation–Short-Term Incentives.” The actual cash paid in February 2018 for performance in 2017 is reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)	The amounts reported in these columns represent potential share payouts with respect to performance-based RSUs granted under the 2015 Incentive Plan. The number of shares of common stock to be earned and delivered with respect to these RSUs will be based (i) 50% on our achievement of Compounded Annual TSR relative to the Compounded Annual TSR of the MCSI Index Return over a three-year period ending December 31, 2019, and (ii) 50% based on our achievement of absolute Compounded Annual TSR ranging from at least 4% to over 12%, compounded annually, over the same three-year performance period. If earned, shares of common stock representing 50% of the earned amount of RSUs will vest on December 31, 2019 and 50% will vest on December 31, 2020, subject to each NEO’s continued employment through such date. No shares are earned for less than threshold performance. The RSUs granted to our NEOs under the 2015 Incentive Plan are described in more detail in the Compensation Discussion and Analysis under the heading “Elements of 2017 Compensation–Long-Term Incentives.”

(3)	The amounts reported in this column reflect the restricted stock grants made to each of the NEOs in 2017. These shares are subject to time-based vesting only and vest 25% per year over a four-year period. The time-based restricted stock granted to our NEOs under the 2015 Incentive Plan is described in more detail in the Compensation Discussion and Analysis under the heading “Elements of 2017 Compensation–Long-Term Incentives.” The Company did not grant options during 2017.

(4)	The amounts included in this column reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 of restricted stock and RSUs granted during 2017 pursuant to the 2015 Incentive Plan. The fair values in this column reflect the expected future cash flows of dividends and therefore dividends on unvested shares are not separately disclosed. The assumptions used in the calculation of the amounts shown are included in Note 7 to our audited consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2017. Additional information regarding the 2015 Incentive Plan is discussed in further detail in the Compensation Discussion and Analysis under the headings “Elements of 2017 Compensation—Long-Term Incentives” and “2015 Omnibus Equity Incentive Plan.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding outstanding equity awards held by each Named Executive Officer as of December 31, 2017 that have not vested.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Christopher Volk	192,550	5,014,002	309,101	8,048,990
Mary Fedewa	74,836	1,948,729	133,468	3,475,507
Catherine Long	67,484	1,757,283	113,235	2,948,639
Christopher Burbach	43,247	1,126,152	63,043	1,641,640
Michael Bennett	42,379	1,103,549	63,043	1,641,640

(1)	The following table sets forth the vesting schedule of the shares reported in this column for each NEO, which shares are subject to time-based vesting only and do not require the achievement of any corporate or individual performance targets to vest. The total number of shares reported in this column includes the shares representing 50% of the 2015 Performance RSUs that were earned as of December 31, 2017 but that vest on December 31, 2018, subject to the continued employment of each NEO through that date:

	Named Executive Officer
Vesting Date	Christopher Volk	Mary Fedewa	Catherine Long	Christopher Burbach	Michael Bennett
2/15/2018	43,056	20,439	19,412	14,965	14,784
12/31/2018	60,736	34,012	29,760	16,702	16,196
2/15/2019	36,719	13,277	12,251	8,222	8,041
2/15/2020	28,705	4,766	4,044	2,252	2,252
2/15/2021	23,334	2,342	2,017	1,106	1,106

(2)	Market value was calculated using the closing price of our common stock as reported on the NYSE on December 29, 2017, which was $26.04.

(3)	Amounts in this column represent equity incentive plan awards made in both 2016 and 2017. The awards made in 2016 are performance-based RSUs that are eligible to vest based upon our achievement of Compounded Annual TSR relative to the un-weighted average Compounded Annual TSR of a custom peer group index (as described in our proxy materials for the 2017 annual meeting of stockholders) over a three-year period ending December 31, 2018; if earned, shares of common stock representing 50% of the earned amount of RSUs will vest on December 31, 2018 and 50% will vest on December 31, 2019, subject to each NEO’s continued employment through such date. The awards made in 2017 are also performance-based RSUs that are eligible to vest based (i) 50% on our achievement of Compounded Annual TSR relative to the Compounded Annual TSR of the MCSI Index over a three year period ending December 31, 2019 and (ii) 50% on our achievement of absolute Compounded Annual TSR ranging from at least 4% to over 12%, compounded annually, over the same three-year performance period; if earned, shares of common stock representing 50% of the earned amount of RSUs will vest on December 31, 2019 and 50% will vest on December 31, 2020, subject to each NEO’s continued employment through such date.

Options Exercised and Stock Vested

The following table sets forth certain information regarding the vesting of equity awards held by each Named Executive Officer during 2017.

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Christopher Volk	52,559	1,260,365(2)
	60,736	1,581,565(3)
Mary Fedewa	24,838	595,615(2)
	34,012	885,672(3)
Catherine Long	24,559	588,925(2)
	29,761	774,976(3)
Christopher Burbach	19,933	477,993(2)
	16,703	434,946(3)
Michael Bennett	20,415	489,552(2)
	16,197	421,770(3)

(1)	STORE does not currently grant stock options and therefore had no option exercises by any NEO in 2017.

(2)	Shares vested on February 15, 2017. Represents the value realized upon vesting calculated by multiplying $23.99, the closing price of our common stock on February 15, 2017, by the number of shares that vested, less the par value of shares ($0.01 per share) paid by the NEO.

(3)	Shares vested on December 31, 2017. Represents the value realized upon vesting calculated by multiplying $26.04, the closing price of our common stock on December 31, 2017, by the number of shares that vested.

Pension Benefits and Nonqualified Deferred Compensation

There were no deferred compensation or defined benefit plans in place for 2017.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In November 2017, each of our NEOs entered into an amended and restated employment agreement (each, an “Employment Agreement,” and collectively, the “Employment Agreements”) with STORE Capital Advisors, LLC, an Arizona limited liability company and wholly owned subsidiary of the Company (“STORE Capital Advisors”), and the Company as the guarantor of the obligations of STORE Capital Advisors thereunder. The Employment Agreements have a four-year term that commenced in November 2017 and are subject to (a) automatic one-year renewal terms unless either party gives the other not less than one-hundred eighty (180) days’ advance notice of nonrenewal, and (b) automatic two-year renewal terms if a Change in Control (as described below) occurs within the last two years of the initial term or during any renewal term. The Employment Agreements include provisions that would require the Company or its successors to pay or provide certain compensation and benefits to the NEOs in the event of certain terminations of employment or a change in control of the Company.

Types of Compensation Payable upon Termination of Employment

The table below reflects the types of compensation payable to each of the NEOs in the event of a termination of the executive’s employment under the various circumstances described (in addition to any base salary, incentive bonus and other benefits that have been earned and accrued prior to the date of termination and reimbursement of expenses incurred prior to the date of termination):

Termination Scenario	Cash Severance	Restricted Stock(1)	Restricted Stock Units(1)	Other Benefits(2)
Death or Disability	Pro rata portion of target incentive bonus for which the NEO was eligible in the year of termination.	Immediate vesting of unvested shares of restricted common stock.

Immediate vesting of unvested RSUs based on the actual level of achievement of the performance criteria as of the date of termination, pro-rated for the number of days that have lapsed in the applicable performance period.

For a period of up to 18 months, the excess of (1) the amount the NEO was required to pay monthly to maintain coverage under COBRA over (2) the amount the NEO would have paid monthly if he or she had continued to participate in our medical and health benefits plan.

Without “Cause”(3) or for “Good Reason”(4)

•  An amount equal to the target bonus for which the NEO is eligible for the year in which the termination of employment occurs, prorated for the portion of such year during which the NEO was employed by the Company prior to the effective date of the NEO’s termination of employment; plus

•  An amount equal to two times the sum of:

◇  base salary, plus

◇   the greater of (x) the average cash bonus received by the NEO for the last two completed fiscal years, or (y) the cash bonus payable at the target level for the prior year (whether received or not)

		Immediate vesting of unvested shares of restricted common stock.	Immediate vesting of unvested RSUs based on the actual level of achievement of the performance criteria as of the date of termination, pro-rated for the number of days that have lapsed in the applicable performance period.	For a period of up to 12 months, the excess of (1) the amount the NEO was required to pay monthly to maintain coverage under COBRA over (2) the amount the NEO would have paid monthly if he or she had continued to participate in our medical and health benefits plan.

(1)	Any shares of restricted common stock or RSUs that are not vested upon termination are automatically forfeited.

(2)	Payable to the extent the NEO (or his or her eligible dependents in the event of the NEO’s death) is eligible for and elects continued coverage for himself or herself and his or her eligible dependents in accordance with COBRA.

(3)

For all NEOs, “Cause” means the NEO’s (i) refusal or neglect, in the reasonable judgment of our Board, to perform substantially all of his or her employment-related duties, which refusal or neglect is not cured within 20 days of receipt of written notice by us; (ii) willful misconduct; (iii) personal dishonesty, incompetence or breach of fiduciary duty which, in any case, has a material adverse impact on our business or reputation or any of our affiliates, as determined in our Board’s reasonable discretion; (iv) conviction of or entering a plea of guilty or nolo contendre (or any applicable equivalent thereof) to a crime constituting a felony (or a crime or offense of equivalent magnitude in any jurisdiction); (v) willful violation of any federal, state or local law, rule or regulation that has a material adverse impact on our business or reputation or any of our affiliates, as determined in our Board’s reasonable discretion; or (vi) any material breach of the NEO’s non-competition, non-solicitation or confidentiality covenants.

(4)	For all NEOs, “Good Reason” means termination of employment by the NEO on account of any of the following actions or omissions taken without the NEO’s written consent: (i) a material reduction of, or other material adverse change in, the NEO’s duties, or responsibilities (including in connection with a Change in Control, where the NEO’s duties or responsibilities are materially reduced, or materially adversely changed, as compared to the NEO’s duties or responsibilities prior to such Change in Control) , or the assignment to the NEO of any duties or responsibilities that are materially inconsistent with his or her position; (ii) a material reduction in the NEO’s base salary or in the target percentage with respect to the NEO’s cash bonus; (iii) a requirement that the primary location at which the NEO performs his or her duties be changed to a location that is outside of a 35-mile radius of Scottsdale, Arizona or a substantial increase in the amount of travel that the NEO is required to do because of a relocation of our headquarters from Scottsdale, Arizona; (iv) a material breach by us of the NEO’s Employment Agreement; or (v) a failure by us, in the event of a change in control (as defined in the Employment Agreements), to obtain from any successor to us an agreement to assume and perform the NEO’s Employment Agreement. A termination for “good reason” will not be effective until (i) the NEO provides us with written notice specifying each basis for the NEO’s determination that “good reason” exists and (ii) we fail to cure or resolve the NEO’s issues within 30 days of receipt of such notice.

Vesting of Outstanding Equity Awards upon Change in Control

Pursuant to the 2015 Incentive Plan and the applicable award agreement thereunder, upon a Change in Control (as defined in the 2015 Incentive Plan) and regardless of whether the NEO’s employment is terminated by us or he or she resigns for any reason, the NEO will be entitled to immediate vesting of outstanding unvested RSUs based on the actual level of achievement of the performance criteria as of the date of the change in control. Any RSU that does not vest on the date of such termination is automatically forfeited.

Under the 2015 Incentive Plan and the Employment Agreements, a “Change in Control” includes the occurrence of any of the following events:

•	any person or entity (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of capital stock of the Company) becomes the “beneficial owner” (as such is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person or entity any securities acquired directly from the Company or any affiliate thereof) representing 50% or more of the combined voting power of the then outstanding voting securities of the Company;

•	the Board of Directors of the Company ceases to be comprised of a majority of directors (i) who were members of the Board at November 2, 2017 or (ii) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors at November 2, 2017 or whose appointment, election or nomination for election was previously so approved or recommended (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors);

•

the consummation of any merger, consolidation, or amalgamation of the Company other than (i) a merger, consolidation, or amalgamation into an entity at least fifty percent of the combined voting power of the voting securities of which are owned by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (ii) a merger, amalgamation or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such merger, amalgamation or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or

•	the stockholders of the Company approve a plan of complete liquidation of the Company or the sale or disposition of all or substantially all the Company’s assets, other than (i) a sale or disposition to an entity, at least fifty percent of the combined voting power of the voting securities of which are owned by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale, or (B) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

Potential Payments upon Termination

The following table shows the estimated potential payments that would have been payable to each of our NEOs if a termination without cause or resignation for good reason, or a change in control of the Company, as applicable, had occurred on December 31, 2017.

Name	Benefit	Death or Disability ($)	Termination without Cause or Resignation for Good Reason ($)(2)	Upon a Change in Control ($)(3)
Christopher Volk	Cash Severance	1,120,500	4,786,875	—
	Accelerated Vesting of Restricted Stock	5,014,002	5,014,002	—
	Accelerated Vesting of RSUs(1)	2,240,789	2,240,789	4,762,501
	Health Benefits	17,947	11,965	—
	Total	8,393,238	12,053,631	4,762,501

Mary Fedewa	Cash Severance	555,600	2,917,600	—
	Accelerated Vesting of Restricted Stock	1,948,729	1,948,729	—
	Accelerated Vesting of RSUs(1)	975,803	975,803	2,042,700
	Health Benefits	14,254	9,503	—
	Total	3,494,386	5,851,635	2,042,700

Catherine Long	Cash Severance	443,000	2,391,500	—
	Accelerated Vesting of Restricted Stock	1,757,283	1,757,283	—
	Accelerated Vesting of RSUs(1)	825,545	825,545	1,736,919
	Health Benefits	9,014	6,009	—
	Total	3,034,842	4,980,337	1,736,919

Christopher Burbach	Cash Severance	297,500	1,765,375	—
	Accelerated Vesting of Restricted Stock	1,126,152	1,126,152	—
	Accelerated Vesting of RSUs(1)	460,892	460,892	964,900
	Health Benefits	17,947	11,965	—
	Total	1,902,491	3,364,384	964,900

Michael Bennett	Cash Severance	297,500	1,806,500	—
	Accelerated Vesting of Restricted Stock	1,103,549	1,103,549	—
	Accelerated Vesting of RSUs(1)	460,892	460,892	964,900
	Health Benefits	9,014	6,009	—
	Total	1,870,955	3,376,950	964,900

(1)

Represents a prorated amount of RSUs granted to the NEOs based upon the actual level of achievement of the performance criteria applicable to outstanding unvested RSUs as of December 31, 2017 and, other than in the case of a Change in Control, further prorated based on the ratio of (a) the number of days that have elapsed from the first day of the performance period to the date of termination, over (b) the total number of days in the performance period.

(2)	If an NEO were terminated for “cause” or resigned without “good reason” on December 31, 2017, the NEO would have been entitled to receive only his or her base salary, cash bonus and any other compensation-related payments that had been earned but not yet paid, and unreimbursed expenses that are owed as of the date of the termination, in each case that are related to any period of employment preceding the NEO’s termination date. The NEO would not have been entitled to any additional payments and would have immediately forfeited all unvested shares of restricted stock and unvested RSUs.

(3)	Pursuant to the 2015 Incentive Plan and the applicable award agreement thereunder, upon a Change in Control, each NEO is entitled to immediate vesting of outstanding unvested (i) restricted shares and (ii) RSUs based on the actual level of achievement of the performance criteria as of the date of the change in control, regardless of whether the NEO’s employment is terminated. The amounts that the NEOs would realize upon a Change in Control that does not involve a termination of employment are reflected in this column; if, in connection with a Change in Control, an NEO were terminated “without cause” or resigned for “good reason” then, in addition to the amounts shown in this column, the NEO would also receive the amounts in respect of Cash Severance, Acceleration of Restricted Stock, and Health Benefits shown in the prior column.

OTHER COMPENSATION MATTERS

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Volk. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2017, our last completed fiscal year:

•	the median of the annual total compensation (inclusive of base salary, bonus and other items, as discussed below) of all employees of our company (other than our President and Chief Executive Officer) was $116,940; and

•	the annual total compensation of Mr. Volk, as reported above in the Summary Compensation Table, was $5,901,611.

Based on this information, for 2017, the ratio of the annual total compensation of Mr. Volk, our President and Chief Executive Officer, to the median of the annual total compensation of all employees was 50.5 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee, we took the following steps:

•	We determined that, as of December 31, 2017, our employee population consisted of 80 individuals, all of whom were full-time and part-time employees located in the United States. We selected December 31, 2017 as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient and economical manner.

•	To identify the “median employee” from our employee population, we compared the amount of base salary of our employees as reflected in our payroll records and included as part of the total compensation reported to the Internal Revenue Service on Form W-2 for 2017. In making this determination, we annualized the compensation of approximately 24 full-time employees who were hired after January 1, 2017 but did not work for us for the entire fiscal year. We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. In making this determination, we noted that the median employee was hired in 2017 and thus not eligible for a full 2017 bonus. This anomaly would have had a material impact on our pay ratio disclosure; as a result, we substituted another employee with a substantially similar base salary. Since all our employees are located in the United States, as is our

Chief Executive Officer, we did not make any cost-of-living adjustments in identifying the “median employee.”

•	Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $116,940. The difference between such employee’s base salary and the employee’s annual total compensation represents the employee’s annual bonus and company matching contributions on behalf of the employee to our 401(k) employee savings plan. Since we do not maintain a defined benefit or other actuarial plan for our employees, and do not otherwise provide a plan for payments or other benefits at, following, or in connection with retirement, the “median employee’s” annual total compensation did not include amounts attributable to those types of arrangements.

AUDIT MATTERS

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates under a written charter adopted by the Board that outlines its responsibilities and the practices it follows. The committee’s charter is available on the Company’s investor relations website at http://ir.storecapital.com and is available in print to any stockholder who requests copies by contacting Michael T. Bennett, Executive Vice President—General Counsel, Chief Compliance Officer and Secretary of the Company, at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255. The Audit Committee is composed of non-employee directors who meet the independence and financial literacy requirements of the NYSE and additional, heightened independence criteria applicable to members of the Audit Committee under SEC and NYSE rules. The Board has designated each of Joseph M. Donovan, William F. Hipp, and Catherine D. Rice as “audit committee financial experts.”

In connection with its function to oversee and monitor the Company’s financial reporting process, the Audit Committee has:

•	reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2017;

•	discussed with Ernst & Young LLP, the independent registered public accounting firm for the Company, the matters required to be discussed by Auditing Standard No. 1301 (formerly Auditing Standard No. 61), Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board;

•	received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and

•	discussed with Ernst & Young LLP its independence, and considered whether the provision of non-audit services to the Company was compatible with such independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2017 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

This report has been furnished by the members of the Audit Committee of the Board.

Members of the Audit Committee

Joseph M. Donovan, Chair

William F. Hipp

Catherine D. Rice

PROPOSAL NO. 4 – RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

•	What am I voting on?

Stockholders are being asked to ratify the appointment of Ernst & Young LLP, a registered public accounting firm, to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

•	Voting recommendation:

“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

•	Vote Required:

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve this non-binding advisory resolution. Broker non-votes or abstentions will have no effect on the result of this proposal.

The Audit Committee of the Board selected Ernst & Young LLP (“E&Y”) to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2018. Although stockholder approval is not required, after careful consideration of the matter, the Board is submitting the selection of E&Y to stockholders for ratification at the Annual Meeting. If the selection of E&Y is ratified, the Audit Committee, in its sole discretion, may change the selection at any time during the year if it determines that such a change would be in the best interest of the Company. Conversely, if stockholders fail to ratify the selection, the Audit Committee will reconsider the selection of E&Y but will not be required to select a different firm. Representatives of E&Y are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.

The following table sets forth the aggregate fees paid by us to E&Y for professional services rendered in connection with the audit of the Company’s consolidated financial statements for 2017 and 2016:

	2017	2016
Audit fees(a)	$1,217,052	$1,264,144
Audit-related fees(b)	12,500	135,000
Tax Fees(c)	160,026	245,590
All other fees	—	—

Total	1,389,578	$1,644,734

(a)	Audit fees consist of fees incurred in connection with the audit of our annual financial statements, as well as services related to SEC matters, including review of registration statements filed and related issuances of agreed-upon procedures letters, consents and other services.

(b)	Audit-related fees consist of fees for attestation services rendered by E&Y related to the issuance of notes through our STORE Master Funding debt program.

(c)	Tax fees consist of fees for professional services rendered by E&Y for tax compliance, tax advice, and tax planning.

Our Audit Committee has determined that the provision of services to us described in the foregoing table was compatible with maintaining the independence of E&Y. All (100%) of the services described in the foregoing table with respect to us and our subsidiaries were approved by our Audit Committee in conformity with our pre-approval policy (as described below).

In accordance with its policies and procedures, the Audit Committee selects the Company’s independent registered public accounting firm and separately pre-approves all audit services to be provided by it to the Company. The Audit Committee also reviews and separately pre-approves all audit-related, tax and other services rendered by our independent registered public accounting firm in accordance with the Audit Committee’s charter and policy on pre-approval of audit-related, tax and other services. In its review of these services and related fees and terms, the Audit Committee considers, among other things, the possible effect of the performance of such services on the independence of our independent registered public accounting firm.

None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

Board Recommendation

The Board recommends that you vote “FOR” the ratification of the selection of E&Y as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

OWNERSHIP OF OUR STOCK

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information within our knowledge with respect to the beneficial ownership of our common stock as of April 2, 2018, for:

•	each of our directors (all of whom are director nominees);

•	each Named Executive Officer;

•	each person or group of affiliated persons whom we know to beneficially own more than 5% of our common stock; and

•	all of our directors, director nominees and executive officers as a group.

Beneficial ownership and percentage ownership are determined in accordance with the SEC’s rules. In computing the number of shares a person beneficially owns and the corresponding percentage ownership of that person, shares of common stock underlying options and warrants that are exercisable within 60 days of April 2, 2018, are considered to be outstanding. The shares underlying these options and warrants are considered to be outstanding for purposes of calculating the percentage ownership of the person, entity or group that holds those options or warrants but are not considered to be outstanding for purposes of calculating the percentage ownership of any other person, entity or group. To our knowledge, except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. The table is based on 198,044,148 shares of our common stock outstanding as of April 2, 2018. The address for those individuals for which an address is not otherwise indicated is: c/o STORE Capital Corporation, 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percentage of Common Stock Owned
Greater than Five Percent Beneficial Owners
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	26,666,905(1)	13.47%

FMR LLC 245 Summer St. Boston, MA 02210	22,747,813(2)	11.49%

Warren E. Buffett Berkshire Hathaway Inc. 2555 Farnam St. Omaha, NE 68131	18,621,674(3)	9.40%

National Indemnity Company 1314 Douglas St. Omaha, NE 68102

BlackRock, Inc. 55 East 52nd St. New York, NY 10055	11,527,036(5)	5.82%

Vanguard Specialized Funds – Vanguard REIT Index Fund 100 Vanguard Blvd. Malvern, PA 19355	11,512,290(4)	5.81%

Principal Real Estate Investors, LLC 801 Grand Ave. Des Moines, IA 50392	10,594,245(6)	5.35%

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percentage of Common Stock Owned

Directors and Named Executive Officers
Morton H. Fleischer	488,368	*
Christopher H. Volk	511,051(7)	*
Joseph M. Donovan	51,625(8)	*
William F. Hipp	18,499	*
Catherine D. Rice	2,269	*
Einar A. Seadler	13,031	*
Mark N. Sklar	11,725	*
Quentin P. Smith, Jr.	14,470	*
Mary Fedewa	173,225	*
Catherine Long	175,791	*
Christopher K. Burbach	86,216	*
Michael T. Bennett	140,629(9)	*

All executive officers and directors as a group (12 persons)	1,686,899	*

*	Less than 1% of the outstanding common stock

(1)	Based upon information contained in a Schedule 13G/A filed on February 7, 2018, The Vanguard Group has sole voting power over 290,425 of the reported shares, shared voting power over 238,956 of the reported shares, sole dispositive power over 26,352,552 of the reported shares, and shared dispositive power over 314,353 of the reported shares.

(2)	Based upon information contained in a Schedule 13G/A filed on February 13, 2018, FMR, LLC has sole voting power over 1,233,021 shares, sole dispositive power over all reported shares and no shared voting or dispositive power with respect to any of the reported shares.

(3)	Based upon information contained in a Schedule 13G filed on February 14, 2018, Warren E. Buffett, Berkshire Hathaway, Inc. and National Indemnity Company each have shared voting and dispositive power over all of the reported shares and no sole voting or dispositive power with respect to any of the reported shares.

(4)	Based upon information contained in a Schedule 13G filed on February 1, 2018, Vanguard Specialized Funds – Vanguard REIT Index Fund has sole voting power over all of the reported shares, and no dispositive power with respect to any of the reported shares.

(5)	Based upon information contained in a Schedule 13G/A filed on January 23, 2018, BlackRock, Inc. has sole voting power over 10,786,157 of the reported shares, sole dispositive power over all of the reported shares, and no shared voting or dispositive power with respect to any of the reported shares.

(6)	Based upon information contained in a Schedule 13G/A filed on February 15, 2018, Principal Real Estate Investors, LLC has shared voting and dispositive power over all of the reported shares and no sole voting or dispositive power with respect to any of the reported shares.

(7)	Includes 169,198 shares of our common stock owned by a family trust of which Mr. Volk is co-trustee and 382 shares of our common stock inherited from a family member’s individual retirement account (IRA) and that are held in an inheritance IRA.

(8)	Includes (i) 350 shares of our common stock held in an IRA owned by Mr. Donovan’s spouse, and (ii) 7,000 shares of our common stock held in investment accounts owned by relatives and over which Mr. Donovan has shared dispositive power. Mr. Donovan disclaims any beneficial ownership of any of such shares.

(9)	Includes 23,169 shares of our common stock owned by Mr. Bennett’s spouse, with respect to which Mr. Bennett disclaims any beneficial ownership.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of the Company’s common stock, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations from the officers and directors of such stockholders, the Company believes that during, and with respect to, the year ended December 31, 2017, the Company’s officers, directors, and beneficial owners of more than 10% of the Company’s common stock, satisfied the reporting requirements promulgated under Section 16(a) of the Exchange Act.

QUESTIONS AND ANSWERS

ABOUT THE PROXY MATERIALS AND VOTING INFORMATION

The Board is soliciting proxies for the Annual Meeting, and at any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and the accompanying notice. This Proxy Statement and the accompanying form of proxy card, and our Annual Report, were first made available to stockholders on or about April 20, 2018.

Why am I receiving these materials?

We have made these materials available to you over the Internet or, upon your request, have delivered printed copies of these materials to you by mail, in connection with the solicitation of proxies by the Board for use at our Annual Meeting, which will take place on May 31, 2018, at 8:00 a.m., Arizona time. As a stockholder, you are invited to attend the Annual Meeting online and vote your shares electronically on the items of business described in this Proxy Statement. This Proxy Statement includes information that we are required to provide to you under the rules of the SEC and that is designed to assist you in voting your shares.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record as of the Record Date.

All stockholders receiving the Notice will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a printed copy can be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help minimize the costs associated with printing and distributing our proxy materials and lessen the environmental impact of our annual meetings.

What is included in the proxy materials? What is a proxy statement and what is a proxy?

The proxy materials include:

•   This Proxy Statement, including the Notice of Annual Meeting of Stockholders; and

•   Our Annual Report on Form 10-K for the year ended December 31, 2017.

If you received a printed copy of these materials by mail, the proxy materials also included a proxy card or a voting instruction form for the Annual Meeting.

A Proxy Statement is a document that SEC regulations require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated three of our officers as proxies for the 2018

Annual Meeting. These three officers are Christopher H. Volk, Catherine Long and Michael T. Bennett.

The form of proxy and this Proxy Statement have been approved by the Board and are being provided to stockholders by its authority.

What am I voting on?

The following matters will be presented for stockholder consideration and voting at the Annual Meeting:

•   The election of nine director nominees to serve as directors of the Company until the 2019 Annual Meeting of Stockholders and until their successors are duly elected and qualified (Proposal No. 1);

•   A vote to amend and restate our charter to remove certain provisions that applied to us only when we were a “controlled company” under our former majority stockholder and that are no longer operative (Proposal No. 2);

•   An advisory vote approving the compensation of the Company’s named executive officers (Proposal No. 3); and

•   The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal No. 4).

What are the Board’s recommendations?

The Board recommends you vote:

•   “FOR” the election of each of the nine director nominees to serve as directors of the Company (Proposal No. 1);

•   “FOR” the proposal to amend and restate our charter to remove certain provisions that applied to us only when we were a “controlled company” under our former majority stockholder and that are no longer operative (Proposal No. 2).

•   FOR” approval of the resolution regarding compensation of the Company’s named executive officers (Proposal No. 3); and

•   “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal No. 4).

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

•   View on the Internet the Company’s proxy materials for the Annual Meeting; and

•   Instruct the Company to send future proxy materials to you by email.

Our proxy materials are also available on the Internet at
http://www.proxyvote.com and on our investor relations website at
http://ir.storecapital.com (information at or connected to our website is not and should not be considered part of this Proxy Statement). Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will lessen the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy-voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who is entitled to vote at the Annual Meeting?

Holders of record of our common stock at the close of business on the Record Date, April 2, 2018, are entitled to receive notice of the Annual Meeting and to vote their shares of common stock held on that date at the meeting or any postponements or adjournments of the Annual Meeting. On the Record Date, 198,044,148 shares of common stock of the Company were outstanding.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast on any matter at the Annual Meeting will constitute a quorum. If a quorum is established, each holder of common stock will be entitled to one vote for as many individuals as there are directors to be elected at the Annual Meeting and one vote on each matter to be voted on at the Annual Meeting for each issued and outstanding share of common stock owned on the Record Date. Proxies received but marked as abstentions and broker “non-votes” will be included in the calculation of the number of votes considered to be present at the Annual Meeting and will be counted for quorum purposes.

How can I attend the Annual Meeting?

Stockholders may attend the Annual Meeting online by visiting www.virtualshareholdermeeting.com/STOR2018. In order to vote or submit a question during the Annual Meeting, you will need to follow the instructions posted at www.virtualshareholdermeeting.com/STOR2018 and will need the control number included in the Notice sent to you or, if you requested printed copies be sent to you by mail, on your proxy card or in the instructions that accompanied your proxy materials. Broadridge Financial Solutions is hosting our virtual Annual Meeting and, on the date of the Annual Meeting, will be available by telephone at 1-855-449-0991 to answer your questions regarding how to attend and participate in the Annual Meeting.

If I am unable to attend the Annual Meeting on the Internet, can I listen to the Annual Meeting by telephone?

Yes. Although you will not be considered present at the Annual Meeting and will not be able to vote at the Annual Meeting unless you attend the Annual Meeting online by visiting www.virtualshareholdermeeting.com/STOR2018, if you are unable to access the Annual Meeting on the Internet, you will be able to call 1-877-328-2502 and listen to the Annual Meeting if you provide the control number included in the Notice sent to you or, if you requested printed copies be sent to you by mail, on your proxy card or in the instructions that accompanied your proxy materials. If you do not intend to attend the Annual Meeting, it is important to vote in advance of the Annual Meeting.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

•   Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and we sent the Notice directly to you. If you requested printed copies of the proxy materials by mail, you also received a proxy card. If you are a stockholder of record, you will receive only one Notice or proxy card for all the shares of common stock you hold in certificate form, in book-entry form and in any Company benefit plan.

•   Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a broker, bank or other nominee, then you are the beneficial owner of those shares held in “street name.” If you are a beneficial owner, the Notice was forwarded to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to instruct your broker, bank or other nominee on how to vote the shares held in your account. Those instructions are contained in a “voting instruction form.” If you request printed copies of the proxy materials by mail, you will receive a voting instruction form.

How are proxies voted?

All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

What different methods may I use to vote?

•   Voting Electronically During the Annual Meeting. If you desire to vote electronically during the live webcast of the Annual Meeting, please follow the instructions for attending and voting at the Annual Meeting posted at www.virtualshareholdermeeting.com/STOR2018. You will need the 16-digit control number included in the Notice sent to you or, if you requested printed copies be sent to you by mail, on your proxy card or in the instructions that accompanied your proxy materials. All votes must be received by the independent inspector, Carideo Group, before the polls close at the Annual Meeting.

•   Voting by Proxy for Shares Held by a Stockholder of Record. If you are a stockholder of record, you may instruct the proxy holders named in the accompanying proxy card on how to vote your shares of common stock in one of the following ways:

◇   By Telephone or Internet. If you requested printed copies of the proxy materials be sent to you by mail, you may vote by proxy by calling the toll-free number found on the proxy card. You may also vote by proxy over the Internet by visiting http:// www.proxyvote.com and entering the control number found in the Notice sent to you, or, if you requested printed copies of the proxy materials be sent to you by mail, by following the instructions provided with the proxy card. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been recorded properly.

◇  By Written Proxy. If you requested printed copies of the proxy materials be sent to you by mail, you can vote by signing, dating and mailing the proxy card in the prepaid enclosed envelope.

•   Voting by Proxy for Shares Held by Beneficial Owners in Street Name. If you are a beneficial owner, you may instruct the broker, bank or other nominee that holds your shares in “street name” to vote your shares of common stock in one of the following ways:

◇  By Telephone or Internet. If you requested printed copies of the proxy materials be sent to you by mail, you may vote by proxy by calling the toll-free number found on the voting instruction form you received from the organization holding your shares. You may also vote by proxy over the Internet by visiting http://www.proxyvote.com and entering the control number found in the Notice sent to you, or, if you requested printed copies of the proxy materials be sent to you by mail, by following the instructions provided in the voting instruction form you received from the organization holding your shares.

◇   By Written Proxy. If you requested printed copies of the proxy materials be sent to you by mail, you may vote by proxy by filling out the voting instruction form you received from the organization that holds your shares and sending it back in the envelope provided.

What if I am a stockholder of record and do not specify a choice for a matter when returning a proxy?

If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares:

•   “FOR” the election of all director nominees as set forth in this proxy statement;

•   “FOR” the proposal to amend and restate our charter to remove certain provisions that applied to us only when we were a “controlled company” under our former majority stockholder and that are no longer operative;

•   “FOR” the advisory vote to approve the compensation of our named executive officers; and

•   “FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

What if I am a beneficial owner and do not give voting instructions to my broker?

If you are a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for vote.

•   Non-Discretionary Items. The election of directors, the approval of an amended and restated charter, and the advisory vote to approve the compensation of our named executive officers are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-discretionary matter, the broker, bank or other nominee that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

•   Discretionary Items. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 is a discretionary item. Generally, banks, brokers and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

How many votes are needed to approve each item?

•   The affirmative vote of a plurality of all the votes cast at the Annual Meeting, electronically or by proxy, is required for the election of directors (Proposal No. 1). This means that the nine director nominees receiving the greatest number of votes will be elected.

•   The affirmative vote of a majority of the holders of our issued and outstanding common stock entitled to be cast is required to amend and restate our charter to remove certain provisions that applied to us only when we were a “controlled company” under our former majority stockholder and that are no longer operative (Proposal 2).

•   The affirmative vote of a majority of all the votes cast at the Annual Meeting, electronically or by proxy, is required to approve the compensation of our named executive officers (Proposal No. 3). This vote, however, is advisory only and is not binding on the Company, the Board or its Compensation Committee. Although this vote is not binding, the Board and the Compensation Committee will take the results of the vote under advisement when making future decisions regarding the Company’s executive compensation program.

•   The affirmative vote of a majority of all the votes cast at the Annual Meeting, electronically or by proxy, is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal No. 4). Although this vote is not binding, the Board and the Audit Committee will take the results of the vote under advisement when making future decisions regarding the Company’s independent registered public accounting firm.

How are abstentions, withhold votes and broker non-votes counted?

Abstentions (or withhold votes in the case of the election of directors) and broker non-votes will be counted to determine whether there is a quorum present at the Annual Meeting. Abstentions and broker non-votes will not be considered votes cast for voting purposes for proposals 1, 3 or 4, but will be considered as votes “against” proposal 2.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting by:

•   Voting again on a later date through the Internet or by telephone (in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted) or by signing and returning a new proxy card or voting instruction form with a later date;

•   By attending the Annual Meeting virtually and voting during the Annual Meeting; or

•   By delivering a written notice of revocation prior to the Annual Meeting to Michael T. Bennett, Executive Vice President–General Counsel, Chief Compliance Officer and Secretary of the Company, at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255.

If you are a beneficial owner and your common stock is held in the name of your broker, bank or other nominee, please follow the voting instructions provided by the holder of your common stock regarding how to revoke your proxy.

Where can I find the voting results of the Annual Meeting?

The Company intends to announce preliminary voting results at the Annual Meeting and disclose final results in a current report on Form 8-K filed with the SEC within four business days after the Annual Meeting. If final results are not yet known within that four business day period, the Company will disclose preliminary voting results in a Form 8-K and file an amendment to the Form 8-K to disclose the final results within four business days after such final results are known.

Who pays the cost for soliciting proxies by the Board?

The Company will bear the cost of soliciting proxies, including the cost of preparing, printing and mailing the materials in connection with the solicitation of proxies. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of the Company’s common stock. In addition to solicitations by mail, officers and regular employees of the Company may, on behalf of the Company, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication.

If I share an address with another stockholder, and we received only one paper copy of the proxy materials, how may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we are delivering a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, stockholders may write or call us at the following address and telephone number:

STORE Capital Corporation

Attention: Michael T. Bennett

Executive Vice President–General Counsel, Chief Compliance Officer

and Secretary

8377 East Hartford Drive, Suite 100

Scottsdale, Arizona 85255

(480) 256-1100

Stockholders who hold shares in “street name” may contact their broker, bank or other similar nominee to request information about householding.

STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

Stockholders who intend to present proposals at the 2019 Annual Meeting of Stockholders, and who wish to have those proposals included in the Company’s proxy statement for the 2019 Annual Meeting, must be certain that those proposals are received at the principal executive offices of the Company at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255; Attention: Michael T. Bennett, Executive Vice President—General Counsel, Chief Compliance Officer and Secretary, no later than December 21, 2018. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders. It is urged that any such proposal be sent by certified mail, return receipt requested.

Notice of stockholder proposals to be raised from the floor of the 2019 Annual Meeting of Stockholders outside of Rule 14a-8 must be received by the Company’s Secretary at the address set forth above no earlier than November 21, 2018 and not later than 5:00 p.m., Arizona time, on December 21, 2018. The stockholder notice must comply with the information requirements set forth in the Company’s bylaws.

OTHER MATTERS

As of the date of this Proxy Statement, we have not been presented with any other business for consideration at the Annual Meeting. If any other matter is properly brought before the meeting for action by the stockholders, your proxy (unless revoked) will be voted in accordance with the recommendation of the Board, or at the discretion of the proxy holders if no recommendation is made.

ADDITIONAL INFORMATION

Our Annual Report, including financial statements, is filed with the SEC and, along with this Proxy Statement, is available electronically on our investor relations website at http://ir.storecapital.com to all stockholders of record as of April 2, 2018, including those stockholders whose shares are held in a brokerage, bank or similar account, who will receive the same mailing from the organization holding the account. We will provide without charge, upon written request to Michael T. Bennett, Executive Vice President—General Counsel, Chief Compliance Officer and Secretary of the Company, at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255, a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, filed with the SEC for the year ended December 31, 2017.

Annex A

STORE CAPITAL CORPORATION

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST: STORE Capital Corporation, a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

ARTICLE I

~~INCORPORATOR~~

~~Shannon M. Kahn, whose address is c/o Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York, being at least 18 years of age, formed a corporation under the general laws of the State of Maryland on May 17, 2011.~~

~~ARTICLE II~~

NAME

The name of the corporation (the “Corporation”) is:

STORE Capital Corporation

ARTICLE ~~III~~II

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of these Articles, “REIT” means a real estate investment trust under Sections 856 through 860 of the Code.

ARTICLE ~~IV~~III

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, ~~351 West Camden Street, Baltimore~~2405 York Road, Suite 201, Lutherville Timonium, Maryland ~~21201~~21093-2264. The name and address of the resident agent of the Corporation in the State of Maryland are The Corporation Trust Incorporated, ~~351 West Camden Street, Baltimore~~352405 York Road, Suite 201, Lutherville Timonium, Maryland ~~21201~~21093-2264. The resident agent is a Maryland corporation.

ARTICLE ~~V~~IV

PROVISIONS FOR DEFINING, LIMITING

AND REGULATING CERTAIN POWERS OF THE

CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section ~~5.1~~4.1 Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation ~~initially~~ shall be ~~seven~~nine, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws of the Corporation (the “Bylaws”), but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). The names of the current directors who shall serve until their successors are duly elected and qualify are:

Joseph M. Donovan

~~Mahesh Balakrishnan~~Mary Fedewa

~~Manish Desai~~

Morton H. Fleischer

~~Kenneth Liang~~

~~Rajath Shourie~~

William F. Hipp

Catherine D. Rice

Einar A. Seadler

Mark N. Sklar

~~Derek~~Quentin P. Smith Jr.

Christopher H. Volk

The Corporation elects~~, effective at such time as it becomes eligible under Section 3-802 of the MGCL~~ to make the election provided for under Section 3-804(c) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies.

Section ~~5.2~~4.2 Extraordinary Actions. Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of stockholders entitled to cast a greater number of votes, but subject to the provisions of the charter of the Corporation (the “Charter”), any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Section ~~5.3~~4.3 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

Section ~~5.4~~4.4 Preemptive and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section ~~6.5~~5.4 or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors and upon such terms and conditions as specified by the Board of Directors, shall determine that such rights apply, with respect to all or any shares of all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights. Notwithstanding the foregoing, in the event the Corporation is subject to the Maryland Control Share Acquisition Act, holders of shares of stock shall be entitled to exercise rights of an objecting stockholder under Section 3-708(a) of the MGCL, unless otherwise provided in the Bylaws.

Section ~~5.5~~4.5 Indemnification. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, trustee, member, manager or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

Section ~~5.6~~4.6 Determinations by Board. The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, acquisition of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, cash flow, funds from operations, adjusted funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any shares of any class or series of stock of the Corporation) or of the Bylaws; the number of shares of stock of any class or series of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization; the compensation of directors, officers, employees or agents of the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

Section ~~5.7~~4.7 REIT Qualification. If the Corporation elects to qualify for U.S. federal income tax treatment as a REIT, the Board of Directors shall take such actions as it determines are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors, in its sole and absolute discretion, also may (a) determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article ~~VII~~VI is no longer required for REIT qualification and (b) make any other determination or take any other action pursuant to Article ~~VII~~VI.

Section ~~5.8~~4.8 Removal of Directors. Subject to the rights of holders of shares of one or more classes or series of Preferred Stock (as defined herein) to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast generally in the election of directors~~, except that, for so long as that certain Stockholders Agreement, dated as of November 21, 2014 (the “Stockholders Agreement”), by and between the Corporation and STORE Holding Company, LLC, a Delaware limited liability company (“STORE Holding”), remains in effect, no director who is a STORE Holding Director (as defined in the Stockholders Agreement) may be removed and this Section 5.8 may not be amended without, in either case, the consent of STORE Holding~~. For the purpose of this Section ~~5.8~~4.8, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

~~Section 5.9 Corporate Opportunities. To the maximum extent permitted by Maryland law, each of OCM STR Holdings, L.P., OCM STR Holdings II, L.P., OCM STR Co-Invest 1, L.P., OCM STR Co-Invest 2, L.P., each a Delaware limited partnership, and STORE Holding (collectively, the “Sponsor”), each of their respective officers, directors, employees, agents, attorneys, accountants, actuaries, consultants or financial advisors or any other Person associated with or acting on behalf of the Sponsor (collectively, the “Representatives”), and each director or officer of the Corporation, that is an Affiliate or designee of the Sponsor (each, a “Sponsor Designee”) has the right to, and has no duty (contractual or otherwise) not to, (x) directly or indirectly engage in the same or similar business activities or lines of business as the Corporation, including those deemed to be competing with the Corporation, or (y) directly or indirectly do business with any client, customer or supplier of the Corporation. In the event that the Sponsor, any Representative of the Sponsor or any Sponsor Designee acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation, the Sponsor, such Representative or such Sponsor Designee shall, to the maximum extent permitted by Maryland law, have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Corporation or any of its Affiliates, and, notwithstanding anything herein to the contrary, shall not be liable to the Corporation or any of its Affiliates, subsidiaries, stockholders or other equity holders for breach of any duty (contractual or otherwise) by reason of the fact that the Sponsor, such Representative or such Sponsor Designee, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Corporation or any of its Affiliates.~~

~~For purposes of this Section 5.9, the term “Affiliate” shall, mean with respect to any specified Person, (a) any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person or (b) in the event that the specified Person is a natural Person, a member of the immediate family of such Person; provided that the Corporation and its subsidiaries shall not be deemed to be Affiliates of the Sponsor. As used in this definition, the term “control ” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.~~

~~For the avoidance of doubt, in the event that the provisions of this Section 5.9 conflict with any provision of the Stockholders Agreement or operation thereof, the provisions of the Stockholders Agreement shall control.~~

Section ~~5.10~~4.9 Subtitle 8. In accordance with Section 3-802(c) of the MGCL, the Corporation is prohibited from electing to be subject to the provisions of Sections 3-803, 3-804(a)-(b) or 3-805 of the MGCL, unless such election is approved by the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors.

ARTICLE ~~VI~~V

STOCK

Section ~~6.1~~5.1 Authorized Shares. The Corporation has authority to issue 500,000,000 shares of stock, consisting of 375,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and 125,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”)~~, of which 125 are classified as Series A Preferred Stock (as defined herein)~~. The aggregate par value of all authorized shares of stock having par value is $5,000,000. If shares of one class of stock are classified or reclassified into shares of another class of stock in accordance with Sections ~~6.2~~5.2, ~~6.3~~5.3 or ~~6.5~~5.4 of this Article ~~VI~~V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section ~~6.2~~5.2 Common Stock. Subject to the provisions of Article ~~VII~~VI and except as may otherwise be specified in the Charter, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

Section ~~6.3~~5.3 Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time into one or more classes or series of stock.

~~Section 6.4 Series A Preferred Stock. Subject to the provisions of Article VII, the Series A Preferred Stock shall have the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption as hereinafter set forth in Section 6.4.1 through Section 6.4.7.~~

~~Section 6.4.1 Designation and Number. A series of Preferred Stock, designated as the “12.5% Series A Cumulative Non-Voting Preferred Stock,” $0.01 par value per share (the “Series A Preferred Stock”), is hereby established. The total number of authorized shares of Series A Preferred Stock shall be 125.~~

~~Section 6.4.2 Rank. The Series A Preferred Stock shall, with respect to rights to receive dividends, redemption rights and rights to participate in distributions or payments upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes and series of Common Stock and any other class or series of stock of the Corporation, now or hereafter issued and outstanding, the terms of which provide that such class or series of stock ranks, as to dividends, redemption rights and upon liquidation, dissolution or winding up of the Corporation, junior to such Series A Preferred Stock (the “Junior Shares”); (b) on a parity with any other class or series stock of the Corporation, now or hereafter issued and outstanding, other than any class or series of stock of the Corporation referred to in clauses (a) and (c); and (c) junior to all classes and series of stock of the Corporation the terms of which specifically provide that such class or series of stock ranks senior to the Series A Preferred Stock.~~

~~Section 6.4.3 Dividends~~

~~(a) Each holder of the then outstanding shares of Series A Preferred Stock shall be entitled to receive, when, as and if authorized by the Board and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 12.5% per~~

~~annum of the total of $1,000.00 per share of Series A Preferred Stock, plus all accumulated and unpaid dividends thereon. Such dividends shall accrue on a daily basis and be cumulative from and including the date on which the Series A Preferred Stock is issued (the “Original Issue Date”), and shall be payable semi-annually in arrears on or before June 30 and December 31 of each year (each a “Dividend Payment Date”); provided, however, that if any Dividend Payment Date is not a business day, then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the preceding business day or the following business day with the same force and effect as if paid on such Dividend Payment Date, and no interest or other sums shall accrue on the amount so payable from the Dividend Payment Date to the following business day. Any dividend payable on the Series A Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. A “dividend period” shall mean, with respect to the first “dividend period,” the period from and including the Original Issue Date to and including the first Dividend Payment Date, and with respect to each subsequent “dividend period,” the period from but excluding a Dividend Payment Date to and including the next succeeding Dividend Payment Date or other date as of which accrued dividends are to be calculated. Dividends payable on the Series A Preferred Stock for each full dividend period will be computed by dividing the applicable annual dividend rate by two. Dividends will be payable to holders of record as they appear in the records of the Corporation at the close of business on the applicable record date, which shall be the fifteenth day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).~~

~~(b) No dividends on shares of Series A Preferred Stock shall be declared by the Corporation or paid or set apart for payment by the Corporation (i) at such time as the terms and provisions of any written agreement between the Corporation and any party that is not an affiliate of the Corporation, including any agreement relating to its indebtedness, (y) prohibit such declaration, payment or setting apart for payment or (z) provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or (ii) if such declaration or payment shall be restricted or prohibited by law. For purposes of this Section 6.4, “affiliate” shall mean any party that controls, is controlled by or is under common control with, the Corporation.~~

~~(c) Notwithstanding the foregoing, dividends on the Series A Preferred Stock shall accrue whether or not the terms and provisions set forth in Section 6.4.3(b) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared. Furthermore, dividends will be declared and paid when due in all events to the fullest extent permitted by law and except as provided in Section 6.4.3(b) above. Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.~~

~~(d) Unless full cumulative dividends on all outstanding shares of the Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no dividends (other than in shares of Junior Shares) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon any shares of Junior Shares, nor shall any shares of Junior Shares be redeemed, purchased or otherwise acquired (other than redemptions for the purposes of preserving the Corporation’s qualification as a REIT for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other shares of Junior Shares)).~~

~~(e) When dividends are not paid in full (or a sum sufficient for such full payment is not set apart) on the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock shall be declared and paid pro rata based on the number of shares of Series A Preferred Stock then outstanding.~~

~~(f) Any dividend payment made on shares of the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which~~

~~remains payable. Holders of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends on the Series A Preferred Stock as described above.~~

~~Section 6.4.4 Liquidation Preference.~~

~~(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Corporation shall pay or declare and set aside for payment to the holders of shares of Series A Preferred Stock, out of the assets of the Corporation legally available for distribution to its stockholders, a liquidation preference equal to the sum of the following (collectively, the “Liquidation Preference”): (i) $1,000.00 per share and (ii) all accrued and unpaid dividends thereon through and including the date of payment, before any distribution of assets is made to holders of any Junior Shares. In the event that the Corporation elects to set aside the Liquidation Preference for payment, the shares of Series A Preferred Stock shall remain outstanding until the holders thereof are paid the full Liquidation Preference therefor, which payment shall be made no later than immediately prior to the Corporation making its final liquidating distribution on Junior Shares.~~

~~(b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the full amount of the Liquidation Preference on all outstanding shares of Series A Preferred Stock, then the holders of the Series A Preferred Stock shall share ratably in any such distribution of assets in proportion to the full Liquidation Preference to which they would otherwise be respectively entitled.~~

~~(c) After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.~~

~~(d) Upon the Corporation’s provision of written notice as to the effective date of any such liquidation, dissolution or winding up of the Corporation, accompanied by a check in the amount of the full Liquidation Preference to which each record holder of the Series A Preferred Stock is entitled, the shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate. Such notice shall be given by first class mail, postage pre-paid, to each record holder of the Series A Preferred Stock at the mailing address of such holder as the same shall appear on the stock transfer records of the Corporation.~~

~~(e) The consolidation or merger of the Corporation with or into any other business enterprise or of any other business enterprise with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the assets or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation; provided, however that any such transaction which results in an amendment, restatement or replacement of the Charter that has a material adverse effect on the rights and preferences of the Series A Preferred Stock, or that increases the number of authorized or issued shares of Series A Preferred Stock, shall be deemed a liquidation of the Corporation for purposes of determining whether the Liquidation Preference is payable unless the right to receive payment is waived by holders of a majority of the outstanding shares of Series A Preferred Stock voting as a separate class (excluding any shares that were not issued in a private placement of the Series A Preferred Stock conducted by H&L Equities, LLC).~~

~~Section 6.4.5 Redemption.~~

~~(a) Right of Optional Redemption. The Corporation, at its option, may redeem shares of the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price (the “Redemption Price”) equal to $1,000.00 per share plus all accrued and unpaid dividends~~

~~thereon to and including the date fixed for redemption (except as provided in Section 6.4.5(c) below). If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed may be selected by any equitable method determined by the Board of Directors, provided that such method does not result in the creation of fractional shares.~~

~~(b) Limitations on Redemption. Unless full cumulative dividends on all shares of Series A Preferred Stock shall have been, or contemporaneously are, declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, no shares of Series A Preferred Stock shall be redeemed or otherwise acquired, directly or indirectly, by the Corporation unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed or acquired, and the Corporation shall not purchase or otherwise acquire, directly or indirectly, any Junior Shares (except by exchange for Junior Shares); provided, however, that the foregoing shall not prevent the acquisition by the Corporation of shares in order to ensure that the Corporation remains qualified as a real estate investment trust for federal income tax purposes or the purchase or acquisition of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.~~

~~(c) Rights to Dividends on Shares Called for Redemption. Immediately prior to or upon any redemption of Series A Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends on the Series A Preferred Stock to and including the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series A Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.~~

~~(d) Procedures for Redemption.~~

~~(i) Upon written notice by the Corporation as to the effective date of the redemption, accompanied by a check in the amount of the full Redemption Price through such effective date to which each record holder of Series A Preferred Stock is entitled, the shares of Series A Preferred Stock shall be redeemed and shall no longer be deemed outstanding and all rights of the holders of such shares will terminate. Such notice shall be given by first class mail, postage pre-paid, to each record holder of the Series A Preferred Stock at the respective mailing addresses of such holders as the same shall appear on the stock transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.~~

~~(ii) In addition to any information required by law or by the applicable rules of any exchange upon which shares of Series A Preferred Stock may be listed or admitted to trading, such notice shall state: (A) the redemption date; (B) the Redemption Price; (C) the number of shares of Series A Preferred Stock to be redeemed; (D) the place or places where the Series A Preferred Stock are to be surrendered (if so required in the notice) for payment of the Redemption Price (if not otherwise included with the notice); and (E) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.~~

~~(iii) If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the Redemption Price. If the Corporation shall so require and the notice~~

~~shall so state, holders of shares of Series A Preferred Stock to be redeemed shall surrender the certificates representing such shares, to the extent that such shares are certificated, at the place designated in such notice and, upon surrender in accordance with said notice of the certificates for shares of Series A Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), such shares of Series A Preferred Stock shall be redeemed by the Corporation at the Redemption Price. In case less than all of the shares of Series A Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series A Preferred Stock without cost to the holder thereof. In the event that the shares of Series A Preferred Stock to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and no further action on the part of the holder of such shares shall be required.~~

~~(iv) The deposit of funds with a bank or trust corporation for the purpose of redeeming shares of Series A Preferred Stock shall be irrevocable except that:~~

~~(A) the Corporation shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and~~

~~(B) any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series A Preferred Stock entitled thereto at the expiration of two years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment of the Redemption Price without interest or other earnings.~~

~~(e) Status of Redeemed Shares. Any shares of Series A Preferred Stock that shall at any time have been redeemed or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued shares of Preferred Stock, without designation as to class or series, until such shares are again classified and designated by the Board of Directors from time to time at its discretion.~~

~~Section 6.4.6 Voting Rights. Except as provided in this Section 6.4.6, the holders of the Series A Preferred Stock shall not be entitled to vote on any matter submitted to the stockholders of the Corporation for a vote. Notwithstanding the foregoing, the consent of the holders of a majority of the outstanding shares of Series A Preferred Stock (excluding any shares that were not issued in a private placement of the Series A Preferred Stock conducted by H&L Equities, LLC), voting as a separate class, shall be required for (a) authorization or issuance of any equity security of the Corporation senior to or on a parity with the Series A Preferred Stock, (b) any amendment to the Charter which has a material adverse effect on the rights and preferences of the Series A Preferred Stock or which increases the number of authorized or issued shares of Series A Preferred Stock, or (c) any reclassification of the Series A Preferred Stock.~~

~~Section 6.4.7 Conversion. The shares of Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation.~~

Section ~~6.5~~5.4 Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article ~~VII~~VI and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland. Any of the

terms of any class or series of stock set or changed pursuant to clause (c) of this Section ~~6.5~~5.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document.

Section ~~6.6~~5.5 Stockholders’ Consent in Lieu of Meeting. Any action required or permitted to be taken at any meeting of the holders of Common Stock entitled to vote generally in the election of directors may be taken without a meeting by consent, in writing or by electronic transmission, in any manner and by any vote permitted by the MGCL, in each case as forth in the Bylaws.

Section ~~6.7~~5.6 Charter and Bylaws. The rights of all stockholders and the terms of all shares of stock of the Corporation are subject to the provisions of the Charter~~,~~ and the Bylaws ~~and the Stockholders Agreement. The provisions of the Stockholders Agreement shall be controlling if any such provisions or the operation thereof conflict with the provisions of the Charter or Bylaws~~.

Section ~~6.8~~5.7 Dividends and Other Distributions. The Board of Directors from time to time may authorize the Corporation to declare and pay to stockholders such dividends or other distributions in cash or other assets of the Corporation or in securities of the Corporation, including in shares of one class or series of stock of the Corporation payable to holders of shares of another class or series of stock of the Corporation, or from any other source as the Board of Directors in its sole and absolute discretion shall determine. The exercise of the powers and rights of the Board of Directors pursuant to this Section ~~6.8~~5.7 shall be subject to the provisions of any class or series of shares of stock of the Corporation at the time outstanding.

ARTICLE ~~VII~~VI

RESTRICTIONS ON TRANSFER AND OWNERSHIP OF SHARES

Section ~~7.1~~6.1 Definitions. For the purpose of this Article ~~VII~~VI, the following terms shall have the following meanings:

Aggregate Stock Ownership Limit. The term “Aggregate Stock Ownership Limit” shall mean 9.8% in value of the aggregate of the outstanding shares of Capital Stock, or such other percentage determined by the Board of Directors in accordance with Section ~~7.2.8~~6.2.8 of the Charter. For the purpose of determining the percentage of ownership of Capital Stock by any Person, shares of Capital Stock that may be acquired upon the conversion, exchange, redemption or exercise of any securities of the Corporation directly, Beneficially or Constructively held by such Person, but not shares of Capital Stock issuable upon the conversion, exchange, redemption or exercise of securities of the Corporation held by other Persons, shall be deemed to be outstanding prior to such conversion, exchange, redemption or exercise.

Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3)(A) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Capital Stock. The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section ~~7.3.6~~6.3.6.

Common Stock Ownership Limit. The term “Common Stock Ownership Limit” shall mean 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock, or such other percentage determined by the Board of Directors in accordance with Section ~~7.2.8~~6.2.8 of the Charter. For the purpose of determining the percentage of ownership of Common Stock by any Person, shares of Common Stock that may be acquired upon the conversion, exchange, redemption or exercise of any securities of the Corporation directly, Beneficially or Constructively held by such Person, but not shares of Common Stock issuable upon the conversion, exchange, redemption or exercise of securities of the Corporation held by other Persons, shall be deemed to be outstanding prior to such conversion, exchange, redemption or exercise.

Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Excepted Holder. The term “Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by the Charter or by the Board of Directors pursuant to Section ~~7.2.7~~6.2.7.

Excepted Holder Limit. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section ~~7.2.7~~6.2.7 and subject to adjustment pursuant to Sections ~~7.2.7~~6.2.7 and ~~7.2.8~~6.2.8, the percentage limit established by the Board of Directors pursuant to Section ~~7.2.7~~6.2.7.

Initial Date. The term “Initial Date” shall mean the date of the closing of the issuance of shares of Common Stock pursuant to the initial underwritten public offering of the Corporation.

Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined by the Board of Directors.

NYSE. The term “NYSE” shall mean the New York Stock Exchange.

Person. The term “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of this Article ~~VII~~VI, would Beneficially Own or Constructively Own shares of Capital Stock in violation of Section ~~7.2.1~~6.2.1, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Board determines pursuant to Section ~~5.7~~4.7 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with any or all of the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

Transfer. The term “Transfer” shall mean any issuance, sale, transfer, redemption, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire or possess Beneficial Ownership or Constructive Ownership, or any agreement to take any such action or cause any such event, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trust. The term “Trust” shall mean any trust provided for in Section ~~7.3.1~~6.3.1.

Trustee. The term “Trustee” shall mean the Person unaffiliated with the Corporation and a Prohibited Owner that is appointed by the Corporation to serve as trustee of the Trust.

Section ~~7.2~~6.2  Capital Stock.

Section ~~7.2.1~~6.2.1 Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Section ~~7.~~6.4:

(a) Basic Restrictions.

(i) (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii) No Person shall Beneficially or Constructively Own shares of Capital Stock to the extent that such Beneficial or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, without limitation, Beneficial or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(iii) Any Transfer of shares of Capital Stock that, if effective, would result in the Capital Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(iv) No Person shall Beneficially Own shares of Capital Stock to the extent that such Beneficial Ownership of Capital Stock would result in the Corporation failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code.

(b) Transfer in Trust. If any Transfer of shares of Capital Stock occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section ~~7.2.1~~6.2.1(a)(i), (ii) or (iv),

(i) then that number of shares of the Capital Stock the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section ~~7.2.1~~6.2.1(a)(i), (ii) or (iv) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section ~~7.3~~6.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

(ii) if the transfer to the Trust described in clause (i) of this sentence would not be automatically effective for any reason to prevent the violation of Section ~~7.2.1~~6.2.1(a)(i), (ii) or (iv), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section ~~7.2.1~~6.2.1(a)(i), (ii) or (iv) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(iii) To the extent that, upon a transfer of shares of Capital Stock pursuant to this Section ~~7.2.1~~6.2.1(b), a violation of any provision of this Article ~~VII~~VI would nonetheless be continuing (for example, where the ownership of shares of Capital Stock by a single Trust would violate the 100 stockholder requirement applicable to REITs), then shares of Capital Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of this Article ~~VII~~VI.

Section ~~7.2.2~~6.2.2 Remedies for Breach. If the Board of Directors shall at any time determine that a Transfer or other event has taken place that results in a violation of Section ~~7.2.1~~6.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any shares of Capital Stock in violation of Section ~~7.2.1~~6.2.1 (whether or not such violation is intended), the Board of Directors shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section ~~7.2.1~~6.2.1 shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors.

Section ~~7.2.3~~6.2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section ~~7.2.1~~6.2.1(a), and any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section ~~7.2.1~~6.2.1(b), shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

Section ~~7.2.4~~6.2.4 Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(a) every owner of 5% or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit; and

(b) each Person who is a Beneficial or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial or Constructive Owner shall provide to the Corporation in writing such information as the Corporation may request, in order to determine the Corporation’s status as a REIT or to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Section ~~7.2.5~~6.2.5 Remedies Not Limited. Subject to Section ~~5.7~~4.7 of the Charter, nothing contained in this Section ~~7.2~~6.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation in preserving the Corporation’s status as a REIT.

Section ~~7.2.6~~6.2.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section ~~7.2~~6.2, Section ~~7.3~~6.3 or any definition contained in Section ~~7.1~~6.1, the Board of Directors may determine the application of the provisions of this Section ~~7.2~~6.2 or Section ~~7.3~~6.3 or any such definition with respect to any situation based on the facts known to it. In the event Section ~~7.2~~6.2 or Section ~~7.3~~6.3 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors may determine the action to be taken so long as such action is not contrary to the provisions of Sections ~~7.1~~6.1, ~~7.2~~6.2 or ~~7.3~~6.3. Absent a decision to the contrary by the Board of Directors, if a Person would have (but for the remedies set forth in Section ~~7.2.2~~6.2.2) acquired Beneficial or Constructive Ownership of Capital Stock in violation of Section ~~7.2.1~~6.2.1, such remedies (as applicable) shall apply first to the shares of Capital Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person.

Section ~~7.2.7~~6.2.7 Exceptions.

(a) Subject to Section ~~7.2.1~~6.2.1(a)(ii), the Board of Directors may exempt (prospectively or retroactively) a Person from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

(i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary for the Board to ascertain that no individual’s Beneficial or Constructive Ownership of such shares of Capital Stock will violate Section ~~7.2.1~~6.2.1(a)(ii);

(ii) such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the judgment of the Board, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT shall not be treated as a tenant of the Corporation); and

(iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections ~~7.2.1~~6.2.1 through ~~7.2.6~~6.2.6) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Sections ~~7.2.1~~6.2.1(b) and ~~7.3~~6.3.

(b) Prior to granting any exception pursuant to Section ~~7.2.7~~6.2.7(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c) Subject to Section ~~7.2.1~~6.2.1(a)(ii), an underwriter which participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(d) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Aggregate Stock Ownership Limit or the Common Stock Ownership Limit, as the case may be.

Section ~~7.2.8~~6.2.8 Increase or Decrease in Common Stock Ownership or Aggregate Stock Ownership Limits. Subject to Section ~~7.2.1~~6.2.1(a)(ii) and this Section ~~7.2.8~~6.2.8, the Board of Directors may from time to time increase or decrease the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit for one or more Persons and increase or decrease the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit for all other Persons. No decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit will be effective for any Person whose percentage of ownership of Capital Stock is in excess of such decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit, as applicable, until such time as such Person’s percentage of ownership of Capital Stock equals or falls below the decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit, as applicable; provided, however, any further acquisition of Capital Stock by any such Person (other than a Person for whom an exemption has been granted pursuant to Section ~~7.2.7~~6.2.7(a) or an Excepted Holder) in excess of the Capital Stock owned by such person on the date the decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit, as applicable, became effective will be in violation of the Common Stock Ownership Limit or Aggregate Stock Ownership Limit. No increase to the Common Stock Ownership Limit or Aggregate Stock Ownership Limit may be approved if the new Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit would allow five or fewer Persons to Beneficially Own, in the aggregate more than 49.9% in value of the outstanding Capital Stock.

Section ~~7.2.9~~6.2.9 Legend. Each certificate for shares of Capital Stock, if certificated or the notice in lieu of a certificate, if any, shall bear substantially the following legend:

The shares represented by this certificate or notice are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose, among others, of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, (i) no Person may Beneficially or Constructively Own shares of the Corporation’s Common Stock in excess of the Common Stock Ownership Limit unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own shares of Capital Stock of the Corporation in excess of the Aggregate Stock Ownership Limit, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; (iv) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons; and (v) no Person may Beneficially Own shares of Capital Stock of the Corporation to the extent that such Beneficial Ownership of Capital Stock would result in the Corporation failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If the restrictions on ownership or transfer set forth in clauses (i), (ii), (iii) or (v) above are violated, the shares of Capital Stock represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem shares upon the terms and conditions specified by the Board of Directors in its sole and absolute discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, any Transfer of shares of Capital Stock that would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons and, upon the occurrence of certain events, attempted Transfers in violation of the other restrictions described above will be void ab initio. All capitalized terms in this legend have the meanings defined in the charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on ownership and transfer of Capital Stock, will be furnished to each holder of Capital Stock of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its principal office.

Instead of the foregoing legend, the certificate or notice may state that the Corporation will furnish a full statement about certain restrictions on ownership and transferability to a stockholder on request and without charge.

Section ~~7.3~~6.3  Transfer of Capital Stock in Trust.

Section ~~7.3.1~~6.3.1 Ownership in Trust. Upon any purported Transfer or other event described in Section ~~7.2.1~~6.2.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section ~~7.2.1~~6.2.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section ~~7.3.6~~6.3.6.

Section ~~7.3.2~~6.3.2 Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

Section ~~7.3.3~~6.3.3 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of Capital Stock held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trust, the Trustee shall have the authority (at the Trustee’s sole and absolute discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trust and (ii) to recast such vote; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article ~~VII~~VI, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its stock transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes and determining the other rights of stockholders.

Section ~~7.3.4~~6.3.4 Sale of Shares by Trustee. Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section ~~7.2.1~~6.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section ~~7.3.4~~6.3.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section ~~7.3.3~~6.3.3 of this Article ~~VII~~VI. Any net sales proceeds in excess of the amount payable to the Prohibited Owner and other amounts held in the Trust with respect to such shares shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section ~~7.3.4~~6.3.4, such excess shall be paid to the Trustee upon demand.

Section ~~7.3.5~~6.3.5 Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable by the amount of dividends and distributions which has been paid to the Prohibited Owner and is owed by the Prohibited Owner to the Trustee pursuant to Section ~~7.3.3~~6.3.3 of this Article ~~VII~~VI and may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section ~~7.3.4~~6.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner, and distribute any dividends or other distributions held by the Trustee with respect to the shares to the Charitable Beneficiary.

Section ~~7.3.6~~6.3.6 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary or Beneficiaries of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section ~~7.2.1~~6.2.1(a) in the hands of such Charitable Beneficiary or Beneficiaries and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided in Section ~~7.2.1~~6.2.1(b) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.

Section ~~7.4~~6.4 NYSE Transactions. Nothing in this Article ~~VII~~VI shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article ~~VII~~VI and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article ~~VII~~VI.

Section ~~7.5~~6.5 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article ~~VII~~VI.

Section ~~7.6~~6.6 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

ARTICLE ~~VIII~~VII

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter, and subject to such additional requirements as may be expressly set forth in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

ARTICLE ~~IX~~VIII

LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article ~~IX~~VIII, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article ~~IX~~VIII, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

THIRD: The amendment to and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The current address of the principal office of the Corporation is as set forth in Article ~~IV~~III of the foregoing amendment and restatement of the charter.

FIFTH: The name and address of the Corporation’s current resident agent are as set forth in Article ~~IV~~III of the foregoing amendment and restatement of the charter.

SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article ~~V~~IV of the foregoing amendment and restatement of the charter.

SEVENTH: The foregoing amendment and restatement of the charter does not increase the authorized number of shares of stock of the Corporation.

EIGHTH: The undersigned acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Executive Vice President—General Counsel, Chief Compliance Officer and Secretary on this ~~17th~~[•] day of ~~November~~June, ~~2014~~2018.

ATTEST:	STORE CAPITAL CORPORATION

/s/ Michael T. Bennett	By:	/s/ Christopher H. Volk

Michael T. Bennett		Christopher H. Volk

Executive Vice President—General Counsel,		President and Chief Executive Officer
Chief Compliance Officer and Secretary

STORE CAPITAL CORPORATION 8377 EAST HARTFORD DRIVE, SUITE 100 SCOTTSDALE, AZ 85255 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/STOR2018 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.    TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E41787-P05915 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY STORE CAPITAL CORPORATION For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote “FOR” number(s) of the nominee(s) on the line below. each of the nominees listed in Item 1. 1. Election of Directors ! ! ! Nominees: 01) Joseph M. Donovan 06) Einar A. Seadler    02) Mary Fedewa 07) Mark N. Sklar    03) Morton H. Fleischer 08) Quentin P. Smith, Jr. 04) William F. Hipp 09) Christopher H. Volk 05) Catherine D. Rice The Board of Directors recommends you vote “FOR” Item 2. For Against Abstain 2. To amend and restate the Company’s charter to remove certain provisions that applied to us only when we were a “controlled company” under our ! ! ! former majority stockholder and that are no longer operative. The Board of Directors recommends you vote “FOR” Item 3. 3. To approve, on an advisory basis, the compensation of the Company’s named executive officers. ! ! ! The Board of Directors recommends you vote “FOR” Item 4. 4. To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending ! ! ! December 31, 2018. NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each of the nominees listed in Item 1 and FOR Items 2, 3 and 4. If any other matters properly come before the meeting or any postponement or adjournment of the meeting, the person(s) named in this proxy will vote in their discretion. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E41788-P05915 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF STORE CAPITAL CORPORATION FOR USE AT THE 2018 ANNUAL MEETING OF STOCKHOLDERS ON MAY 31, 2018 The undersigned stockholder(s) of STORE Capital Corporation, a Maryland corporation, hereby appoint(s) Michael T. Bennett, Catherine Long and Christopher H. Volk, and each or any of them, as proxies, with full power of substitution, and hereby authorize(s) them to cast on behalf of the undersigned, as designated on the reverse side of this proxy card, all votes that the undersigned is/are entitled to cast at the 2018 Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/STOR2018 on Thursday, May 31, 2018 at 8:00 a.m., Arizona time, or any postponement or adjournment thereof, in accordance with and as more fully described in the Notice of the Annual Meeting of Stockholders and the Proxy Statement, receipt of each of which are hereby acknowledged and the terms of each of which are incorporated by reference, and otherwise to represent the undersigned at the meeting with all powers the undersigned would possess if personally present at the meeting. The undersigned hereby revokes any proxy heretofore given with respect to the 2018 Annual Meeting of Stockholders. THE PERSONS NAMED IN THIS PROXY WILL VOTE YOUR SHARES: (1) AS YOU SPECIFY ON THE BACK OF THIS PROXY CARD, (2) AS THE BOARD OF DIRECTORS RECOMMENDS WHERE YOU DO NOT SPECIFY YOUR VOTE ON A MATTER LISTED ON THE BACK OF THIS PROXY CARD, AND (3) AS THEY DECIDE ON ANY OTHER MATTER PROPERLY COMING BEFORE THE ANNUAL MEETING. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Continued and to be signed on reverse side.